As filed with the SEC on May 3, 1999    SEC Registration No.333-70663

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMMENDMENT NO. 3
                                  TO FORM SB-2

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 CDBEAT.COM, INC
                        Formerly Known As SMD GROUP, INC.
               (Exact name of registrant as specified in charter)

  Delaware                                  5735                    06-1529524
(State or other jurisdiction       (Primary StandardIndustrial     (IRS Employer
 of incorporation or organization)  Classification Code Number)  Identification
                                                                         Number)

                          444 Bedford Street, Suite 8s
                           Stamford, Connecticut 06901
                                 (203) 602-9994
                  (Address and telephone number of registrant's
          principal executive offices and principal place of business)

                                  Joel Arberman
                                    President
                                CDBEAT.COM, INC.
                          444 Bedford Street, Suite 8s
                           Stamford, Connecticut 06901
                                 (203) 602-9994
                 (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]


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


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of class of               Proposed maximum        Amount of
securities to be                aggregate offering      Registration Fee
registered                      price  (1)
--------------------------------------------------------------------------------
Common Stock,
Par value $0.001
per share                        $10,000,000             $2,780
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


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



                    SUBJECT TO COMPLETION, DATED MAY 3, 1999

                                CDBEAT.COM, INC.

                        4,000,000 shares of common stock
                          The purchase price for our shares is $*.

We are selling 3,521,000 shares of our common stock. Some of our stockholders are selling an additional 479,000 shares. This is our public offering, and no public market currently exists for our shares. We hope to have prices for our shares quoted on the bulletin board maintained by the National Association of Securities Dealers, Inc. after we complete our offering..

We will probably sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. We expect to end our offering no later than June 30, 2000.

Our proposed trading symbol for the over the counter bulletin board is CDBT.

This is a risky investment. We have described these risks under the caption "Risk factors" beginning on page *
                                                      Per Share   Total
                                                      ---------   -----
Public Offering Price                                       $*          $*
Underwriting Discounts and Commissions                      $*          $*
Proceeds to us and selling shareholders                     $*          $*

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     The date of this prospectus is *, 1999






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


                                TABLE OF CONTENTS



Our Company..................................................................5


SUMMARY......................................................................6


RISK FACTORS.................................................................8

  RISKS RELATED TO OUR BUSINESS..............................................8
  RISKS RELATED TO OUR INDUSTRY.............................................17
  RISKS RELATED TO THE OFFERING.............................................20

Plan of Operations..........................................................23


Use of Proceeds.............................................................26


Determination of offering price.............................................27


Dilution....................................................................27


Business....................................................................29


SELLING SECURITYHOLDERS.....................................................55


DESCRIPTION OF CAPITAL STOCK................................................57


SHARES ELIGIBLE FOR FUTURE SALE.............................................59


MANAGEMENT..................................................................60


YEAR 2000 READINESS DISCLOSURE..............................................63


RELATED PARTY TRANSACTIONS..................................................65


PRINCIPAL SHAREHOLDERS......................................................65


THE OFFERING................................................................66


Special Note Regarding Forward-Looking Statements...........................67


LEGAL PROCEEDINGS...........................................................67


LEGAL MATTERS...............................................................68


FINANCIAL STATEMENTS........................................................68


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


                                   Our Company

CDbeat.com develops and operates technologies that enable us to create and manage personalized music content over the internet. Personalized content is presented through the internet in real- time. Real-time interaction means that the communication, activity and related responses occurs almost immediately. We have not commercially launched our technology or services yet. We expect them to be released in June 1999.

Our technology allows our members to receive text and graphics related to the music CD's they listen to in their personal computer. By the end of 1999, we also expect to be able to incorporate the ability to transmit voice and music.

People who use our software can meet other people with similar interests and backgrounds. We believe that this will reinforce their desire to return to our site and spend long periods of time participating in a number of activities with other people they meet. As a result, our technologies offer Internet advertisers and merchandisers an opportunity to reach targeted audiences participating in absorbing, memorable activities and to do so with message formats that go beyond traditional Web advertisements that are often sold as banners appearing at the top of Web pages. We believe we will deliver high value opportunities that will significantly enhance the impact of a broad range of Internet marketing and Web site management efforts.

We are developing our technology so that it can be deployed across a vast network, such as the Internet, and can support thousands of users at the same time. There is no charge to become a member. Our software is free but requires that people register their copy with us. Members need to be connected to the internet to experience all that we offer.

The Internet has become an important medium for communications, content and commerce. According to International Data Corporation, the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe the Internet represents the fastest growing form of media in history. The Internet is increasingly being used as a medium for direct communication as well as a rapidly growing sales and marketing channel. Jupiter Communications, an independent research firm, estimates that total online advertising revenue in the U.S. will increase from $1.9 billion in 1998 to $7.7 billion by 2002. As the Internet has grown, so too have the efforts to commercialize the Internet for business purposes, such as selling products and services to people who visit Web sites. Although sites representative of the early stages of Internet commercialization provide valuable services, they did not initially enable Web users to interact or communicate with other individuals. As a result, Internet communities have emerged to satisfy user demand for interaction and communication. We believe an opportunity exists to create, operate and enable higher quality Internet content and communities characterized by real-time interaction of content with and among multiple users.

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

Creating successful real-time interactions presents numerous technological challenges, requiring high standards of performance, accessibility, ease-of-use, security, content management and the ability to support thousands of users at the same time. Given the attractiveness of real-time content to users, advertisers and Internet retailers, and given the time and effort required to build such communities, we believe a significant opportunity exists for delivering proven online technologies and services that enable rapid creation and management of full-featured real-time content and communities on the Internet.

We are developing and will operate one service, CDbeat.com. We do not generate any revenue yet but anticipate that we will generate the substantial majority of revenues by selling advertisements and merchandise. Although our services are free to all members, in the future, users may also pay subscription fees to us in exchange for access to premium services.

To maintain our leadership position in operating our own technologies to provide real-time content and communities on the Internet, we have adopted the following strategies:

o     expand our sales and marketing efforts;
o     maintain and extend technology leadership and expertise;
o     promote membership growth and usage;
o     maximize value for advertisers and Internet retailers; and
o     pursue multiple revenue streams.

                                     SUMMARY

Our principal executive offices are located 444 Bedford Street, Stamford, Connecticut 06901. Our telephone number at that location is (203) 602-9994.
Information contained on our web site at http://www.cdbeat.com does not constitute part of this prospectus.

Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes:

o  no conversion of outstanding shares of preferred stock;
o  no exercise of outstanding options or warrants to purchase additional shares.

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus carefully.


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

                                  The Offering

Common stock offered for sale.   Up to a maximum of 3,521,000 shares of common
                                 stock by us. 479,000 shares of common stock by our stockholders.

Price to the public.             * per share

Number of shares outstanding
before the offering.                4,396,846 shares

Number of shares to be
outstanding after the offering,
assuming all shares are sold.    7,917,846 shares

Dividend policy.                 We do not intend to pay any cash dividends in
                                 the foreseeable future.

Terms                           of the offering.  There is no minimum  offering.
                                Accordingly, as shares are sold, we will use the money raised for our activities. The offering will remain open until June 30, 2000, unless we decide to cease selling efforts prior to this date.

Use of proceeds.                 We intend to use the net proceeds of this
                                 offering primarily for:
                               -> hiring additional  personnel,
                               -> development of our technology and web site, -> sales and marketing efforts;
                               -> promotion of membership growth and usage; and -> general corporate purposes.

Risk                          factors.   You  should  read  the  "Risk  Factors"
                              section beginning on page * before deciding to invest.

Plan of distribution.         his is a best efforts no minimum offering, with no
                              commitment by anyone to purchase any shares. The shares will be offered and sold by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker-dealers as selling agent(s) to effect offers and sales on our behalf. None have been retained as of this date.

The common stock to be outstanding after the offering is based on the number of shares outstanding as of April 30, 1998. This number excludes:

o     311,750 shares issuable upon conversion of class a preferred shares;
o 500,000 shares issuable upon conversion of class c preferred shares. However, the conversion does not change the number of common shares outstanding because an equivalent number of Mr. Arberman's shares would be canceled;
o 431,396 shares subject to outstanding options and warrants as of April 30, 1999 at a weighted average exercise price of $2.50 per share.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

                             ---------------------

Risks related to our business

We have a limited operating history of less than two years upon which to base your investment decision.

   We began commercial operations in May 1998. Accordingly, we have a limited operating history and we face all of the risks and uncertainties encountered by early stage companies in new, unproven and rapidly evolving markets. Among other things, our business will require:

o     Ongoing development of our technology and web site;
o     Generating, maintaining and increasing levels of traffic;
o     Expanding our online music database;


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

o     Building our membership base;
o Attracting and retaining talented management, technical, marketing and sales personnel;
o     Increasing awareness of the CDbeat.com brand; and
o     Increasing demand for our products and services.

   If we are unable to achieve any of these goals, or other requirements for the successful growth of an early stage Internet content and commerce company, our business, financial condition and results of operations may be materially adversely affected.

We had an accumulated deficit of $124,074 as of December 31, 1998 and our history of losses may continue in the future.

      We have had substantial losses since our inception and our operating losses may increase in the future. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates, our operating expenses increase without a commensurate increase in our revenues or we fail to adjust operating expense levels accordingly, our business, results of operations and financial condition will be adversely affected.

      We have not yet become profitable on a quarterly or annual basis, and we anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount of growth in our revenues from advertising, licensing, commerce and premium subscription fees. We expect our operating expenses to increase significantly, especially in the areas of engineering, sales and marketing and brand promotion, and, as a result, we will need to generate increased quarterly revenues to become profitable.

Failure to remain a going concern.

        Our independent certified public accountants have pointed out that we have an accumulated deficit and negative working capital such that our ability to continue as a going concern is dependent upon obtaining additional capital and financing for our planned principal operations. Through May 2, 1999, we have been partially dependent upon loans from members of management in the aggregate amount of $85,175, to sustain our development activities to date. We are conducting this offering to generate the capital necessary to finance at least our initial operations. As a result, our ability to continue as a going concern is dependent upon us receiving at least $2,465,000 million in proceeds of this offering. If we do not raise the minimum funds from this offering, you most probably will lose your entire investment.

We will depend on short-term advertising contracts that may not be renewed, making it difficult to predict our results of operations

    We anticipate that we will derive a significant portion of our revenues from the sale of advertising. If customers cancel or defer existing advertising or commerce contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods will be adversely affected. We anticipate that a significant number of these advertising sales will be made under short-term contracts that average two to three months in length. Consequently, many of our advertising customers could cease advertising quickly and without penalty. As a result, we anticipate that our quarterly revenues and operating results will depend heavily on advertising revenues from contracts entered into within the quarter and on our ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

    Furthermore, our advertising revenues are based in part on the amount of usage of our CDbeat.com software. Accordingly, if the amount of usage falls below our expectations or those of potential advertisers, we may lose advertising customers. In addition, we anticipate that substantially all of our advertising contracts will require us to guarantee a minimum number of people viewing their advertisements. In the event that we fail to deliver the minimum number of advertisements, we could be required to provide credit for additional advertisements and we may have to reduce advertising rates in order to maintain existing advertisers and attract new advertisers.

The unpredictability of our quarterly results makes it difficult to predict our financial performance

    Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These fluctuations make it difficult to predict our financial performance and may adversely affect the trading price of our common stock. These factors include:

o    demand for and market acceptance of our products, services and advertising;
o    budgeting cycles of advertisers;
o amount and timing of capital expenditures and other costs relating to the expansion of our operations and future acquisitions;
o engineering or development fees that we may pay for new technology and web site development and publishing tools; and
o    general economic conditions.

    As a strategic  response to changes in the competitive  environment,  we may


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

from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of the CDbeat.com brand, we anticipate that we will have to spend a significant amount of funds initially on marketing and continually and significantly increase our marketing budget. We may not have sufficient funds to devote to such initial or ongoing marketing efforts. Our significant initial expenditures and anticipated ongoing increase in marketing expenditures may adversely affect our results of operations for a number of quarterly periods.

    Due to our relatively short operating history we have limited meaningful historical financial data upon which to base our planned operating expenses.

      Our expense levels are based in part on our expectations as to future revenues from advertising, merchandising and our anticipated growth in membership and CDbeat.com software usage. To a large extent these expenses are fixed. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of the intense competition for the sale of internet-related advertisements, revenue-sharing opportunities, our limited operating history and the uncertainty as to the broad acceptance of the internet as an advertising and commerce medium. If we fail to accurately predict revenues in relation to fixed-expense levels, our business, results of operations and financial condition could be adversely affected.

We depend upon  strategic  relationships  with media,  Internet  and  technology
companies,   and  we  may  not  be  able  to  maintain  and  develop   strategic
relationships successfully

    Although we view our anticipated strategic relationships with media, internet and technology companies as a key factor in our overall business strategy, we cannot be certain that we will be successful in developing these strategic relationships, that our strategic partners will view such relationships as significant to their own business or that, once a relationship is developed, they will continue their commitment to us in the future. Our business, results of operations and financial condition, and our stock price may be materially adversely affected if any strategic partner discontinues its relationship with us for any reason. Additionally, any party to a strategic agreement with us may fail to perform its contractual obligations and we cannot be certain that we could enforce any such agreement. We will not generally establish minimum performance requirements for our strategic partners but instead rely on their voluntary efforts. In addition, we anticipate that most of these agreements may be terminated by either party with little notice. Therefore, we cannot be certain that these relationships will be successful.



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

We will rely on advertising revenue, and we are subject to the risk that the Web does not continue its development as an effective advertising medium

    We anticipate that we will derive a significant portion of our revenues from the sale of advertisements. If the internet does not continue its development as an effective advertising medium, this could have a material adverse effect on our business, financial condition and results of operations. Intense competition in the sale of advertising on the internet has resulted in a wide variety of pricing models, rate quotes and advertising services, making it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models, if any, will achieve broad acceptance among advertisers. Our strategy is to emphasize advertising as a method of generating revenues. Our current business model is therefore highly dependent on the amount of traffic through our CDbeat.com software. This type of business model, however, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge our effectiveness as compared with traditional advertising media.

      We anticipate that many of our advertisers will have only limited experience with the Web as an advertising medium, will not yet have devoted a significant portion of their advertising budgets to internet-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1998, advertising on the internet represented a nominal portion of overall advertising revenues in the United States. Our ability to generate significant advertising revenues will also depend on, among other things, our ability to provide advertisers with a large base of users possessing demographic characteristics attractive to advertisers as well as our ability to develop or acquire effective advertising delivery and measurement systems.

We may be unable to effectively manage advertising within our CDbeat.com software, which could affect our advertising revenue

    The process of managing advertising within a large, high-traffic internet-based software such as we anticipate that ours will be is an increasingly important and complex task. Any extended failure of, or material difficulties encountered in connection with, our advertising management system may expose us to "make good" obligations with our advertisers, which, by decreasing saleable advertising inventory would reduce revenues and have a material adverse effect on our business, results of operations and financial condition.

      We are currently exploring the licensing of our advertising sales and management system and anticipate securing a complete package before August 1999. Any failure to secure such a system could hurt our ability to manage our advertising operations for a period of time. In addition, to the extent that we encounter system failures or material difficulties in the operation of this system, we could be unable to deliver banner advertisements and sponsorships through our software.

We rely on our intellectual property and proprietary rights and may be unable to protect these rights

    Our success depends in part on our ability to protect our proprietary software and other intellectual property. We consider our trademarks, trade secrets and similar intellectual property to be a valuable part of our business. To protect our intellectual property rights, we rely upon copyright, trademark, patent and trade secret laws, as well as confidentiality agreements with our employees and consultants. There can be no assurance that our use of these contracts and the application of existing law will provide sufficient protection from misappropriation or infringement of our intellectual property rights. It is possible that others will develop and patent technologies that are similar or superior to that of CDbeat.com. There can be no assurance that third parties will not claim infringement by us with respect to others' current or future intellectual property rights or trade secrets. It is also possible that third parties will obtain and use our content or technology without authorization.

      In addition, we may be sued over intellectual property rights. As a publisher and distributor of internet content, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we broadcast. These lawsuits, or our inability to protect our intellectual property rights, could have a material adverse effect on our business, results of operations and financial condition.

We may be found to infringe proprietary rights of others.

   Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, or limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the proprietary rights of others. Furthermore, companies in the software market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. We could incur substantial costs to defend any litigation, and intellectual property litigation could force us to do one or more of the following:

o Cease offering, incorporating or using products or services that incorporate the challenged intellectual property;
o Obtain a license from the holder of the infringed intellectual property right; and
o     Redesign products or services.

   In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed.

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

We may not be able to manage successfully our expanding business, which could cause our business to fail

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. If we cannot successfully manage our growth, our business may fail. We are required to manage multiple relationships with our strategic partners, technology licensors, licensees, advertisers and other third parties.

    These requirements will be exacerbated in the event of our further growth or in the number of third-party relationships, and we cannot be certain that our systems, procedures or controls will be adequate to support our operations or that our management will be able to manage any growth effectively. To effectively manage our potential growth, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base. From inception to April 30, 1999, we grew to have four full-time employees and sixteen research and development consultants, and we anticipate that the number of our employees and consultants will increase significantly in the next 12 months.

We may not be able to hire and retain the personnel necessary to support our expanding business effectively in a rapidly changing market

    Our performance is substantially dependent on the performance of our senior management and other key employees. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition. We have experienced difficulty from time to time in hiring and retaining the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future. We do not currently have "key person" life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition. Competition for senior management, experienced media sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining the personnel that we need. The importance of our personnel is especially heightened in the Internet field, and at a time when many companies are seeking to expand rapidly their operations.

Any acquisitions we make could result in dilution, unfavorable accounting charges and difficulties in managing successfully our business

    As part of our business strategy, we may review acquisition prospects that would complement our existing business or enhance our technological capabilities. Future acquisitions by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our results of operations. Furthermore, acquisitions entail numerous risks and uncertainties, including:

o difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies;
o     diversion of management's attention from other business concerns;
o risks of entering geographic and business markets in which we have no or limited prior experience; and
o     potential loss of key employees of acquired organizations.

    We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, results of operations and financial condition. Although we do not currently have any agreement with respect to any material acquisitions, we may make acquisitions of complementary businesses, products or technologies in the future. However, we may not be able to locate suitable acquisition opportunities. We have not made any material acquisitions in the past.

We depend on access to commercial content and must pay for that access

    Our future success depends in large part upon our ability to aggregate and deliver compelling content over the Internet. If we fail to aggregate and deliver compelling third-party content to our users, internet traffic through our software might decrease and, as a result, advertising revenue might decrease. This could have a material adverse effect on our business, results of operations and financial condition. We do not create our own content so we will try to identify third-party content providers, such as publishing companies, freelance journalists and music companies. Our ability to aggregate and deliver compelling content provided by third parties may be adversely impacted by a number of factors, including the following:

o     third-parties may increase the price of the content they provide;
o many of our third-party content providers may compete with us for members and advertising and may decide not to provide us with content;
o we anticipate that our contracts with third-party content providers will be usually short-term and may be canceled if we do not fulfill our obligations; and
o our competitors and many of our third-party content providers may provide content that is similar or the same as our content and may do so at a lower cost.

 System failure may cause interruption of our services, which could impair our advertising revenues, our reputation and the attractiveness of our brand name

    The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract internet users, advertisers, and commerce partners to our live communities. If system failures were sustained or repeated, our advertising revenues, our reputation and the attractiveness of our brand name could be impaired. Because we have incorporated third-party software into our systems and we depend upon internet service providers to provide consumers with access to our products and services, we are limited in our ability to prevent system failures. We may sustain system failures for significant periods of time. Users may also occasionally experienced difficulties due to system failures unrelated to our systems. These system failures may cause an interruption in our services resulting in less traffic. We currently backup our content database once a week but beginning in June, we will increase the frequency to once daily. We rotate backup media into offsite archives to ensure data integrity should catastrophic events occur onsite.

We may increasingly depend on others to properly distribute our products and services

    We intend to distribute our products and services through our internal staff. If demand for our products and services increases, we will need to enter into reseller arrangements with a variety of third-parties to distribute our products and technologies. If we do not adequately develop and maintain a network of third-party resellers, our business, results of operations and financial condition could be adversely impacted.

Our success depends on our CDbeat software and new product development.

      We expect to continue to derive substantially all of our revenues from the sale of merchandise and advertising through our CDbeat.com software. We anticipate introducing our software in June 1999 and we cannot predict the success of our software. CDbeat.com software may not provide the benefits we expect, and could fail to meet customers' requirements or achieve widespread market acceptance.

      Our strategy requires our software to be highly scalable -- in other words, able to rapidly increase deployment size from a limited number of end-users to a very large number of end-users. If we are unable to achieve this level of scalability, the attractiveness of our products and services would be diminished.

Risks related to our industry

We may not be able to compete successfully against our current and future competitors, which could adversely affect our business

    We will compete with other companies for Internet users and advertisers. We will also compete with companies marketing similar products and services for the internet. We are subject to competition that is expected to intensify in the future. We may not be able to compete successfully against our current or future competitors, which would have a material adverse effect on our business, results of operations and financial condition.

We could face liability or regulation of the personal identifying information obtained from people using our web site.

   The Federal Trade Commission is considering the adoption of regulations regarding the collection and use of personal identifying information obtained from individuals, including children, when accessing Web sites. These developments could have an adverse effect on our ability to target product offerings and attract advertisers and would have a material adverse effect on our business, results of operations and financial condition. These regulations may include a requirement that companies establish procedures to:

o give adequate notice to consumers regarding information collection and disclosure practices;
o provide consumers with the ability to have personal identifying information deleted from a company's database;
o clearly identify affiliations or a lack of affiliations with third parties which may collect information or sponsor activities on a company's Web site; and
o obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

While we have implemented and intend to implement programs designed to enhance the protection of the privacy of our members, including children, we cannot be certain that such programs will conform with any regulation adopted by the FTC. Moreover, even in the absence of regulation, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation by the FTC has resulted in a consent decree pursuant to which the internet company has agreed to establish programs to implement the four principles noted above. We may become subject to an investigation by the FTC, and the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from members.

      In addition, at the international level, the European Union has adopted a directive that will impose restrictions on the collection and use of personal data. Such directive could affect U.S. companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. We cannot be certain that this directive will not adversely affect the activities of entities such as us that engage in data collection from users in European Union member countries.

We may not be able to protect against or respond in an appropriate manner to unauthorized access, computer viruses and other disruption problems

      Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our software or web site, which could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our internet operations. Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

Our products are new and face rapid technological changes, and if we do not respond appropriately, we would be adversely affected

      Our future success depends upon our ability to enhance our current products and services and to develop and introduce new products and services that will achieve market acceptance. If we do not adequately respond to the need to develop and introduce new products or services, then our business, operating results and financial condition will be adversely affected.

The market for our products is characterized by:

o     rapid technological advances;
o     evolving standards in the internet and software markets;
o     changes in customer requirements; and
o     frequent new product and service introductions and enhancements.

We strive to incorporate new technology into the CDbeat.com software for the benefit of our members, advertisers, merchandisers and commerce partners.

Introducing new technology into our systems involves numerous technical challenges, substantial amounts of personnel resources and often times takes many months to complete. We cannot be certain that we will be successful at integrating new technology into the CDbeat.com software on a timely basis. In addition, the integration of new technology may degrade the responsiveness and speed of the CDbeat.com software and we cannot be certain that, once integrated, the new technology will function as expected.

      Major product enhancements and new products and services often require long development and testing periods to achieve market acceptance. In addition, our software products are complex and, despite vigorous testing and quality control procedures, may contain undetected errors or "bugs" when first introduced or updated. Any inability to timely deliver quality products and services could have a material adverse effect on our business, results of operations and financial condition.

We may be sued for product liability claims, and our products may contain defects

      By licensing and supporting our products, we run the risk of product liability and related claims. Although our license agreements will typically contain provisions that are designed to limit our exposure to claims, there can be no assurance that these provisions will be enforceable in all jurisdictions where we license and service our products. We currently do not have products liability insurance coverage. To the extent that any claims are not covered by insurance, we may be adversely affected.

      Complex software products like ours often contain errors or defects, including errors relating to security, particularly when first introduced or when new versions or enhancements are released. Defects or errors in current or future products, including CDbeat.com software, could result in lost revenues or a delay in market acceptance, which would seriously harm our business and operating results operations.

      In addition, the computer software and hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by us and by our customers, there can be no assurance that errors will not be found in new products or enhancements. The occurrence of any errors in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have an adverse effect upon our business, operating results and financial condition.


We face a number of unknown risks associated with trying to become Year 2000 compliant.

      Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. We have just begun to identify measures to address the issues arising from Year 2000 requirements and therefore the risks associated with being Year 2000 compliant are unknown. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

Risks related to the offering

Because this is a best efforts/no minimum offering, no assurances are given as to what level of proceeds, if any, will be obtained.

      In the event we fail to obtain all or substantially all of the proceeds sought in this offering, our ability to effectuate our business plan will be materially adversely effected, and investors may lose all or substantially all of their investment. No assurances are given that the subscription proceeds that may be received by us will be sufficient to sustain our operations prior to our anticipated receipt of revenues from advertisers.

We are selling the shares ourselves without the use of a professional securities underwriting firm.

      Because of the lack of an underwriter, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering.

Insiders will continue to have substantial control over us after the offering that could delay or prevent a change in our corporate control

    After completion of this offering, our executive officers and directors and their affiliates beneficially own approximately 49.26% of the shares of common stock. As a result, our officers, directors and their affiliates will have the ability to influence the election of our board of directors and the outcome of corporate actions requiring stockholder approval. Such concentration of ownership may have the effect of delaying or preventing a change in our corporate control.




There has been no prior market for our common stock, and we expect the price of our common stock to be volatile

    Prior to this offering, you could not buy or sell our common stock publicly. We may not be able to secure a market maker to file an application to have our stock listed for trading. Even if we do, an active public market for our common stock may not develop or be sustained after the offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined solely by us without the benefit of underwriters, based on factors that may not be indicative of future market performance. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

o     quarterly variations in operating results;
o     changes in financial estimates by securities analysts;
o     changes in market valuation of software and Internet companies;
o announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
o loss of a major customer or failure to complete significant license transactions; o additions or departures of key personnel;
o any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;
o     future sales of common stock; and
o stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet and software companies.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

We will be selling our stock at the same time as our selling stockholders.

      Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at price lower than ours could adversely impact our ability to sell our stock and result in our receiving less proceeds that if there were not such a concurrent offering.



We have broad discretion in how we use the proceeds from this offering in ways with which you may not agree

    Our management can spend most of the proceeds from this offering in ways with which the stockholders may not agree.

A large number of shares of our common stock will be eligible for sale shortly after the offering, which could result in a decline in our stock price

      3,917,846 of our 4,396,846 presently outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant thereto or otherwise pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Mr. Arberman, our principal executive officer, owns an aggregate of 3,900,000 restricted shares for which the one year holding period expires on May 8, 1999. A sale of shares by such security holders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny  stock  regulation.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Some of the provisions of our charter documents may have anti-takeover effects that could prevent a change in our control

    Some of the provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if a change of control would be beneficial to our stockholders.

                               Plan of Operations

      CDbeat.com develops and operates technologies that enable us to create and manage personalized music content over the internet. Personalized content is presented through the internet in real- time. Real-time interaction means that the communication, activity and related responses occurs almost immediately.

      We were incorporated and commenced operations in May 1998. From inception through April 1999, our activities primarily consisted of recruiting employees and raising capital, performing product and technology development, engaging in marketing activities and negotiating strategic relationships.

      In December 1998, we entered into an agreement with Bryan Eggers and Larry
Payne  to  acquire  their  intellectual  property,   which  was  the  basis  for
development of our current CDbeat.com software.

      In December 1998, we entered into an agreement with Cadnetics, Inc. for the outsourced development of our core technology for the CDbeat.com software and service. Testing of the CDbeat.com service began in April 1999 and will continue until our expected launch in June 1999.

      In April 1999, we entered into an agreement with Alliance Entertainment for the fulfillment of music CDs purchased through our CDbeat.com software. In addition, the agreement provides us with a license for the All Music Guide, which contains thousands of files of information pertaining to music and artists.

      During the period from inception to April 30, 1999, we raised gross proceeds of approximately $688,500 from the sale of equity securities to angle investors and friends and family of our management. In addition we borrowed $85,175 from our president and CEO. The proceeds from these financings have been used to finance our operations since inception.


      We do not generate any revenues now. Our services are free to all registered members. In the future, users may also pay subscription fees to us in exchange for access to premium services such as special events, rankings and ratings, contests, magazine subscriptions, special features and exclusive content. We anticipate that we will generate our revenues from two main avenues, merchandising and advertising. With respect to merchandising, we expect to derive the substantial majority of revenues from the sale of music CDs.

      For the period from inception to December 31, 1998 we have incurred a cumulative net loss of $124,074. Our operating expenses consist of sales and marketing expenses, research and development expenses, content licensing and management, and general and administrative expenses.

      Sales and marketing expenses consist principally of salaries paid to employees in sales and marketing activities, advertising and promotional materials, public relations costs and travel. Research and development expenses consist principally of salaries and compensation paid to employees and consultants engaged in research and development activities and product testing. Content licensing and management expenses consist principally of salaries and compensation  paid  to  employees  and  consultants  engaged  in  licensing  and management activities and licensing fees paid to third-parties for content. General and administrative expenses consist principally of salaries and compensation paid to employees and consultants engaged in activities other than sales and marketing and research and development, facilities and related depreciation, in-house and outside legal and accounting fees and related costs, and travel. All operating costs are expensed as incurred.

We have entered into two-year employment agreements with Joel Arberman and Bryan Eggers. Mr. Arberman and Mr. Eggers will be compensated for their services at the rate of $70,000 per year. In addition, we have payments $80,000 that will be payable under our agreement with Cadnetics.

      We have a limited operating history upon which an evaluation of us, our current business, and our prospects can be based. In addition, our revenue model is evolving and relies substantially upon the sale of merchandise and advertising on our CDbeat.com services. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. Our results of operations and financial condition may be subject to volatility in future periods.

      In the table below, we have detailed the priority of our focus and expenditures assuming varying levels of financing from this offering. They are listed in order of their relative importance. We are currently implementing each of these strategies and we intend to continue executing these strategies in the foreseeable future.

-----------------------------------------------------------------------------
Area of           Minimum      Maximum     Contingency plan if funds not
Expenditure       Funding      offering    raised
                  Required     size sold
-----------------------------------------------------------------------------
Technology
   Personnel      $500,000     $1,000,000  We will seek other alternatives
   E-commerce     $50,000      $  250,000 although none has currently
   Advertising    $50,000      $  250,000 committed.
   Hardware       $60,000      $  500,000
   Internet       $25,000      $  100,000
-----------------------------------------------------------------------------
Content
    Licensing     $  50,000    $  250,000  We will seek other alternatives
    Personnel     $ 300,000    $  900,000  although none has currently
                                           committed.
-----------------------------------------------------------------------------
Sales/Marketing
    Personnel     $300,000     $600,000    We will seek other alternatives
    Promotion     $500,000     $3,000,000  although none has currently
                                           committed.
-----------------------------------------------------------------------------
Customer Support  $130,000     $   300,000
                                           We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
Offering Costs    $  50,000    $   50,000
                                           We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
General           $262,500     $  762,500
                                           We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
Debt repayment    $87,500      $    87,500
                                           We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
Working Capital   $100,000     $   400,000
                                           We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
International     $0           $   250,000
Expansion                                  We  will  seek   other   alternatives
                                           although     none    has    currently
                                           committed.
-----------------------------------------------------------------------------
TOTAL             $2,465,000   $8,802,500
-----------------------------------------------------------------------------

      None of the items listed above can be partially or fully completed unless we raise a minimum of $2,465,000 from this offering. If we can raise at least the minimum from this offering, we anticipate that we will be able to begin generating revenues in July 1999. If we are unable to raise the minimum capital, we can not commence our revenue generating operations and investors will lose their entire investment.

      Our success is largely dependent on our ability to sell these shares. Assuming we raise the minimum funds, we currently anticipate that the net proceeds of the offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months.

      We may need to raise additional funds in the future in order to fund more aggressive brand promotions and more rapid expansion, to develop newer or enhanced products or services, to fund acquisitions, to respond to competitive pressures, or to acquire complementary businesses, technologies or services. There can be no assurance that additional financing will be available on terms favorable to us, or at all.

      Our management believes that our plan is viable and that it will be able to continue as a going concern; however, if we are unable to fully execute our plan so that it is accomplished, it is probable that we will not be able to continue as a viable, going concern.


                                 Use of Proceeds

        The net proceeds to our company from the sale of the common shares offered, assuming all of the common shares offered are sold, of which no assurances are given, and net of the amounts to be received by selling stockholders, are estimated to be $8,702,500, giving effect to the estimated expenses of the offering of approximately $100,000 and exclusive of selling commissions, if any. The table in the "plan of operation" section on page * sets forth the anticipated use of the net proceeds of this offering in the event that all 3,521,000 common shares offered by us are sold.

        Because we presently anticipate selling the shares strictly through the efforts of our officers and directors, the above numbers do not include any deductions for selling commissions. If broker/dealers are used in the sale of the shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker-dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be proportionately reallocated in management's sole discretion. There are no current agreements, arrangements or other understandings in connection with any of the foregoing.

      In the event we receive minimum proceeds of $2,465,000, our management believes that the net proceeds therefrom, together with anticipated funds from operations, will provide us with sufficient funds to meet our cash requirements for approximately twelve (12) months following the receipt of this maximum amount.

        If we receive net proceeds in amounts less than the minimum proceeds, this twelve month time frame will be diminished and our business operations will be curtailed to an extent not presently determinable by management. We may not be able to sell all of the common shares. Our receipt of no or nominal proceeds will have a material adverse effect upon our investors and us. No assurances are given that we will sell any of the shares offered, or raise any proceeds or consummate any other financing.

      The estimated allocation of net proceeds of this offering is based upon our present plans and our assumptions and estimates regarding our intended operations, anticipated expenditures and revenues and general economic and industry conditions. The actual allocation of net proceeds of this offering may be shifted at the discretion of our board of directors, if our assumptions and estimates concerning anticipated expenditures and revenues prove to be inaccurate. The allocation may also be changed if problems, expenses and delays frequently encountered in growing a new business within the radio industry, implementing new business strategies, as well as changes in the economic climate and/or our planned business operations are experienced by us.

      Proceeds not immediately required for the foregoing purposes will be invested principally in federal and/or state government securities, short-term certificates of deposit, money market funds or other short term interest-bearing investments.

                         Determination of offering price

      There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    Dilution

At December 31, 1998, we had a net tangible book value of $*. Our net tangible book value per share is determined by dividing the number of shares of common stock and common stock equivalents outstanding into the net tangible book value and is significantly less than zero prior to this offering. The following table sets forth the dilution to persons purchasing shares in this offering without taking into account any changes in the net tangible book value, except the sale of 3,521,000 shares at the offering price and receipt of $*, less offering expenses. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets divided by the total number of shares of common stock and common stock equivalents outstanding. Common stock equivalents are preferred shares, warrants and options.


                                     December 31, 1998     3,521,000 shares sold
Public offering price per share         n/a                             $*
Net tangible book value                 <0                              $*
per share of common stock
before the offering
Pro forma net tangible                  n/a                             $*
book value per share
of common stock after the
offering
Increase to net tangible                n/a                             $*
book value per share
attributable to purchase of
common stock by new
investors
Dilution to new investor                n\a                             $*

                                    Business

Overview

CDbeat.com develops and operates technologies that enable us to create and manage personalized music content over the internet. Personalized content is presented through the internet in real- time. Real-time interaction means that the communication, activity and related responses occurs almost immediately. We have not commercially launched our technology or services yet. We expect them to be released in June 1999.

Our technology allows our members to receive text and graphics related to the music CDs they listen to on personal computer. By the end of 1999, we will incorporate the ability to transmit voice and music too.

People who use our software can meet other people with similar interests and backgrounds. This reinforces their desire to return to a site and spend long periods of time participating in a number of activities with other people they meet. As a result, our technologies offer Internet advertisers and merchandisers an opportunity to reach targeted audiences participating in absorbing, memorable activities and to do so with message formats that go beyond traditional Web advertisements that are often sold as banners appearing at the top of Web pages. We believe we deliver high value solutions that significantly enhance the impact of a broad range of Internet marketing and Web site management efforts.

Our technology can be deployed across a vast network, such as the Internet, and can support thousands of users at the same time. There is no charge to become a member. Our software is free but requires that people register their copy with us. Members need to be connected to the internet to experience all that we offer.

Industry Opportunity

The Internet and the World Wide Web

The Internet has become an important medium for communications, content and commerce. According to International Data Corporation, the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe the Internet represents the fastest growing form of media in history. According to a recent study, the Internet achieved a reach of 50 million households in only 5 years, whereas cable television, broadcast television and radio each attained a similar level of adoption only after at least 10 years. The dramatic growth in Internet usage has been fueled by a number of key factors, including:

o technological, functional and infrastructure advances in computing and communications;
o relatively lower costs associated with publishing content on the Internet as compared to traditional media;
o increased quantity and improved quality of information and services offered on the Web; and
o increased affordability of, access to and resulting proliferation of multimedia PCs.

As Internet accessibility, usage and functionality grow, the Internet is increasingly being used as a medium for direct communication as well as a rapidly growing sales and marketing channel. Jupiter Communications estimates that total online advertising revenue in the U.S. will increase from $1.9 billion in 1998 to $7.7 billion by 2002.

We anticipate that the growth in internet advertising will be largely driven by the unique interactive character of the internet. Specifically, the internet allows advertisers to target their messages to distinct, self-qualified audiences, measure the effectiveness of their advertisements and modify campaigns on a real-time basis. While we believe that the growth rate of the internet represents a tremendous opportunity, the current growth rates of the internet are not necessarily indicative of growth rates that we may experience in the future.

The music industry

Historically, the music industry has benefited from advances in technology, such as the introduction of the CD in 1982. During the last ten years much of the industry's growth resulted from consumers replacing existing record or tape music collections with CDs. Moreover, the Recording Industry Association of America reported that the shipment of full-length CDs grew 12.5% in 1998 providing evidence that the CD format continues to be popular.

According to the Recording Industry Association of America, domestic music sales grew from $6.2 billion in 1988 to $13.7 billion in 1998. Of the $13.7 billion in total sales, full length CDs continue to account for the greatest dollar and unit volume. In 1998, CD unit shipment increased 12.5% from 753 million units in 1997 to 847 million units, and CD dollar value grew 15% from $9.9 billion in 1997 to $11.4 billion in 1998.

CDbeat.com believes that substantial growth opportunities exist for sales of music over the Internet. According to Jupiter Communications, LLC, total online sales of pre-recorded music are projected to increase from $37.0 million in 1997 to $1.4 billion in 2002. CDbeat.com believes that while the Internet provides an additional, price competitive distribution channel for pre-recorded music, the potential exists to use the Internet as a value- added method of distribution. Internet based retailers have other advantages over traditional retail channels as well.

CDbeat.com estimates that music retail stores generally stock between 10,000 and 39,000 of the available 200,000 CDs and tend to carry a greater percentage of hit releases, often at the expense of differing music genres and songs that are not on any current music chart. Additionally, online retailers are open 24 hours and Internet users and their purchases can be tracked to provide demographic information for use in direct marketing or other targeted programs.

Within the prerecorded music market, sales of compilation CDs, CD singles and sales made through mail order and record club operations have encountered steady growth. According to the Recording Industry Association of America, sales of CD singles have increased from $6 million in annual sales in 1990 to $213 million in 1998 and from 1 million CD single units shipped to 56 million units over the same period. The Recording Industry Association of America's research indicates an 11.6% increase in units shipped to direct and special markets which include mail order operations, record clubs and non-traditional retailers and a 7.4% increase in dollar value of such music sales between 1997 and 1998. The Recording Industry Association of America estimates that such sales by mail order, record club and other non-traditional retail outlets account for 24.4% of the total domestic market.

We believe that the demographic profile of consumers of recorded music has aged along with the general population. According to the Record Industry Association of America, domestic purchases of recorded music by those age 30 and over have increased from approximately 32% of the U.S. sales in 1988 to approximately 48% of sales, or approximately $5.9 billion, in 1997. We believe that the Internet represents an attractive retail and promotion medium for customers in this age group as they are less "hits-driven" than younger age groups, typically can afford to buy more titles at one time, often own PCs and generally have credit cards, which are usually used to make electronic payments. Despite the fact that those age 30 and over represent the largest segment of the United States population and have the highest level of disposable income, this group currently spends the smallest percentage of its disposable income on music purchases. We attribute this phenomenon to the allocation of most retail shelf space and promotional budgets to new releases, which are typically targeted at younger audiences.

In 1997, sales over the internet accounted for only $40 million of that market. In 1998, sales over the internet are estimated to have increased by more than 300% to $120 million. Industry analysts are forecasting significant revenue growth over the internet for the music industry. Forrester Research Inc. has projected some $4 billion in music sales will be generated over the internet by the year 2002.

We estimate that more than 5.0 million people currently listen to their favorite music while browsing the internet and working and playing on their personal computer. Within five years, we believe the worldwide market will grow to exceed 60 million people.

We believe that our market is growing rapidly and this has led to substantial opportunities within the music industry. There are two primary reasons:

o The availability of low-cost internet-enabled computers that are fully equipped with extensive music technology including, CD players, sound cards and speakers. Today, virtually every personal computer sold has these features.
o The availability of low-cost CD software players that can be downloaded off the internet.

We also believe that a number of characteristics of online music retailing make the sale of music merchandise via the internet particularly attractive compared to traditional retail stores because:

o The internet offers many data management and multimedia features which enable consumers to listen to sound samples or search for music by genre, title or artist
o Users can access a wealth of information and events, including reviews, related articles, music history, news and recommendations.
o internet retailers can obtain extensive demographic and behavioral data about their customers, providing them with greater direct marketing opportunities and the ability to offer a more personalized shopping experience.
o internet retailers can also offer consumers significantly broader product selection, the convenience of home shopping and 24-hour-a-day, seven-day-a-week operations, available to any location, foreign or domestic, that has access to the internet.

The Demand for Live Communities on the Internet

During the Internet's brief history, we believe three stages of commercialization have emerged, with each successive stage building upon the experience and momentum of the previous stage. The first stage has enabled users to search and view Web sites containing professionally created content on topics of general interest such as current events, sports, weather and finance. During this stage, Internet search and information destination sites (e.g., CNET, Disney, ESPN SportsZone, Excite, Infoseek, Yahoo!, etc.) have gained widespread prominence as they provided a valuable function for users seeking web content. The second stage has been characterized by the emergence of Internet commerce sites (e.g., Amazon, eBay, E*Trade, priceline.com, etc.). Such sites typically offer visitors a wide variety of compelling commerce opportunities allowing the Internet to serve as a substitute for direct retail, telephone or catalog sales, generating substantial levels of user traffic.

Although sites representative of the first two stages of commercialization provide valuable services, they did not initially enable Web users to interact or communicate with other individuals. As a result, Internet communities such as GeoCities, theglobe.com and XOOM.com have emerged as the third stage of internet commercialization to address the demand by users to interact and communicate with each other. Using existing technologies, these internet communities aggregate large numbers of people and leverage member-generated content by offering user-created personal web sites, free e-mail, user-defined bulletin boards, text chat and shared-interest categories. However, the attractiveness of the interactive experience within these iinternet communities depends on several factors, including the nature of the communication, the richness of the media and the quality of member-created content. We believe an opportunity exists to create, operate and enable higher quality Internet communities characterized by real-time interaction among multiple users.

We believe that real-time communities are differentiated from existing internet communities because they offer a more complete interactive experience. Within real-time communities, thousands of people can communicate in real-time, which means that the communication, activity and related responses shared among users occurs almost immediately. For example, a telephone conversation between two people happens in real-time. By contrast, communications that are not real-time have significant delays between each response. E-mail is a good example of a conversation that does not happen in real-time; people who send e-mails typically have to wait a number of minutes, hours or even days for a response. In addition, real-time communities use rich media tools such as audio, graphics, text chat and instant messaging to enhance the quality of the user experience. The combination of these tools and capabilities provides users with the ability to engage with others in activities such as live concerts, live auctions, group conferencing, help desk applications, distance learning, multi-player games and more.

While real-time communities enhance the quality of the interactive experience for users, we believe they also provide advertisers and internet retailers with an attractive means of promoting and selling their products and services over the internet. These communities allow advertisers and internet retailers to reach highly targeted audiences within a more personalized context, which improves the impact of sales and marketing efforts. The real-time nature of these communities typically results in long usage times and repeat visits, providing further value for advertisers and Internet retailers. In addition, the use of advanced technologies enables advertisers to create rich and effective advertisements that go beyond traditional internet advertisements which are often sold as banners that appear at the top of most web pages.

Creating successful real-time communities presents numerous technological challenges, requiring high standards of performance, accessibility, ease-of-use, security, content management and the ability to support thousands of people using the services at the same time. Given the attractiveness real-time communities offer users, advertisers and Internet retailers, and given the time and effort required to build such communities, we believe there is a tremendous opportunity to deliver proven online technologies and services that enable the rapid creation and management of full-featured real-time communities on the Internet.

Advertising on the internet

The web is an attractive advertising medium because of our interactivity, flexibility, target ability, and accountability. The interactive nature of the web gives our advertisers the potential to establish dialogues and one-to-one relationships with potential customers, receive direct feedback on their advertising and adapt their advertising to respond to feedback. The web also provides advertisers with the opportunity to reach broad, global audiences, since web sites can be accessed from anywhere in the world, and to target their advertising to populations within specific regions or countries, to users with desirable demographic characteristics and to people with specific interests.

Internet advertising also has the potential to offer advertisers the ability to measure the number of times that a particular advertisement has been viewed, the responses to the advertisement and demographic characteristics of the viewers of the advertisement. Accordingly, we believe that web advertising has the potential to be a cost-effective means of reaching a significant number of users with desirable characteristics.

We believe that the internet also represents an attractive new medium for direct marketing to users with specific characteristics and interests, which has traditionally been conducted through direct mail and telemarketing. Unlike many of the traditional methods of direct marketing, the internet provides direct marketers with the opportunity to contact consumers at the point-of-sale, their personal computers. The success of a direct marketing campaign is generally based on a direct marketer's return on investment, which is measured by the response rates, measured by the number of leads or sales, and cost-per-response.

According to the Direct Marketing Association, in 1997, an estimated $153 billion was spent on direct marketing in the United States. Jupiter Communications estimates that revenues from direct marketing over the internet will exceed $1.3 billion in 2002.

The flexible nature of a digital medium like the web enables advertisers to change their messages on a daily basis in response to real world events and consumer feedback. The ability to target advertisements to broad audiences, specific regional populations, and affinity groups or select individuals makes web advertising versatile. Unlike traditional advertising where advertisements are presented to consumers who may or may not have an interest in them, web advertisements are only delivered when a consumer calls for a piece of information or a particular web page. Unlike more traditional media, we believe that the web is a more accountable medium where advertisers can receive reports on the impression levels, demographic viewership and effectiveness of their advertisements.

The growing diversity of web advertisers is one measurement of the web's emergence as an effective advertising medium. web advertising pioneers were mostly technology and internet-related companies. Today, a growing percentage of web advertisers consist of more traditional business and consumer companies.

CDbeat.com Strategy

We seek to be the leading provider of personalized music content on the Internet. The core elements of our strategy include:

Focus on Compelling Music Content. We are dedicated to providing news and information on a wide range of artists and types of music. We will attempt to provide the most comprehensive artist and music industry programming on the internet. So we are working to develop, acquire and license comprehensive internet rights to content. We will offer a wide-variety of music-relevant information at one location.

      Current status. We have licensed the All Music Guide from Alliance Entertainment. This provides us with thousands of files of information on artists, albums, tracks and reviews. We need to license additional news and information and have initiated negotiations with Reuters, PR Newswire, Associated Press and SW Networks for additional content that we may license. We are still in discussions with these companies and have not executed any agreements.

      Potential future plans. We may develop business relationships with free-lance journalists, reporters, writers, musicians, publishing companies and music labels in order to obtain additional proprietary content.

Offer a new way to present personalized music content. Through our privately developed technology, we offer a new method for personalized music content over the Internet. Unlike many online retailers, we do not use the Internet simply to distribute products that can be purchased elsewhere. Rather, our software provides the ability to create a novel product--a personalized music experience. The technology enables us to match artist related content to the music CDs that a member listens to on their personal computer.

      Current status. Our software technology is currently being tested. We anticipate a commercial release in June 1999. All core elements of the software technology are in working order. However, due to a variety of factors relating to software development, our programs may not be working by that date.

      Potential future plans. In the future, we intend to add features and functions to benefit our members. These will include chat rooms, message boards, buddy lists and online games.

Exploit advantages offered by being an internet-based retailer. We have an economic advantage relative to traditional media and retail companies because we are not burdened by the costs of a physical store, distribution network and related personnel. We can offer a broad selection of content and products to a highly targeted user base, with little inventory risk or expense.

While traditional retailers must make significant investments in inventory, real estate and personnel for each store location, online retailers incur a fraction of these costs, generally use centralized distribution, and have virtually unlimited merchandising space. Traditional retailers are compelled to limit the amount of inventory they carry at each store and focus on a smaller selection of faster-selling hit releases. As an example, we believe that a typical music store may carry up to 12,000 items and a superstore may carry up to 50,000 items, compared to the more than 175,000 items that we will carry.

      Current status. We have executed a fulfillment service agreement with Alliance Entertainment. This provides us with the ability to sell more than 175,000 different music CDs and cassettes. We are currently evaluating a number of commercially available software packages to utilize as our electronic commerce systems to provide us with a retailing ability but we have no agreements yet. We are also exploring secure credit card clearing services but we have no agreements yet. We expect to have the electronic commerce software and services secured and operational by the end of June 1999 but we might not be able to.

      Potential future plans. In the future we intend to implement software to interface with the databases of multiple suppliers. This will enable us to lower our cost of business and reduce the risk associated with holding inventory by accessing inventory owned by others.

Offer Aggressive Pricing and Discounts. We will offer customers discounts of between 10% and 50% off traditional retail store prices. Because we are an internet retailer, we believe we will have significantly lower costs in the area of property, plant, equipment and inventory. We have no physical plant that we have to support. We have no inventory that we have to finance. We believe that these reduced costs will allow us to offer our merchandise at a price significantly less than our non-internet competitors. We believe that our discount prices coupled with a wide selection of quality merchandise will create compelling reasons for customers to shop through our web based software.

      Current status. We have explored aggressive pricing strategies for music CDs and have developed a preliminary merchandising plan to be launched by July 1999. Our initial pricing strategy is aggressive since it is primarily focused at enticing our members to make initial purchases from us. We believe this will assist us in developing an image of comfort, convenience and security in their merchandise purchases from us. We will not be able to sell any music CDs until we complete the development and deployment of our electronic commerce systems.

      Potential future plans. We may identify products of mass market appeal that can be priced in a manner which leads to a large number of members that use our software.

Promote rapid adoption of the CDbeat Software. We have chosen to offer our software free of charge, making it readily available, and to distribute it widely to promote extensive adoption. People will find out about our software through several methods, including:

o     public relations campaign to drive mass media press coverage;
o     strategic partners;
o     online and offline advertisements;
o     special event driven promotions;
o    personal/email recommendations from co-workers, friends and family members.

      Current status. We have hired a full-time vice president of public relations who has experience in generating publicity for internet related software products. In addition, we have begun to conceptualize an affiliate program where web sites owned and operated by third-parties can generate income by generating business referrals to us. However, we have not had any preliminary discussions or entered into any agreements. We are also currently evaluating advertising and marketing agencies for assistance in our commercial launch but no preliminary discussions or agreements have been entered into. We anticipate that these decisions will be finalized by July 1999.

      Potential future plans. We may develop specialized marketing and promotion programs which would be delivered via opt-in email, banner advertising and the sponsorship of other web sites with similar desired demographics.

Establish genre-specific user communities. By collecting information about our customers, we are able to target demographic user groups, which provides advertisers and sponsors with access to highly defined audiences. This segmentation will enable advertisers and sponsors to customize their messages through banner advertisements, event and program sponsorships and music recording promotions. We intend to provide our advertisers and sponsors with quantitative feedback on the effectiveness of their programs.

In addition, by creating an online community, we hope to provide customers with an inviting and familiar experience that will encourage them to return frequently to us and to interact with other users, and that will promote loyalty and repeat purchase. We invite readers, artists and publishers to post reviews, sponsors review competitions and provides a forum for author interviews.

Reviewers and artists are encouraged to provide their e-mail addresses to facilitate interaction with other readers.

      Current status. We are completing development on our proprietary database and related technologies that will enable us to collect member demographic and usage information. We anticipate that this will be completed by the end of May 1999 but it may not.

      Potential future plans. We may build, license or purchase software technologies that enable us to develop interactive and dynamic one-to-one marketing campaigns with our members.

Maximize Value for Advertisers and Internet Retailers. We seek to maximize the value that our products and services offer to advertisers by providing an attractive, growing and targeted audience, as well as by delivering innovative advertising products and campaign management techniques.

We believe the CDbeat.com services will consist of multiple desirable and demographically distinct communities, with strong membership growth and long average usage times, which, combined with our technology, allow advertisers to present TV-style full-screen advertisements and other rich media advertising products.

The CDbeat.com services will allow advertisers to deliver different messages to different users within the same community experience. Advertisers may also conduct integrated campaigns such as event sponsorships coupled with regular branded advertising. Finally, advertisers may use the chat room technology to conduct online focus groups prior to, during and following an advertising campaign to help plan and measure the effectiveness of a particular campaign. The combination of our live community context, highly specific and desirable user demographics, and long usage times provides a favorable platform for targeted and cost-effective online advertising and e-commerce.

      Current status. We have initiated discussions with several large advertising firms to better understand how the value of our technology, software and services can be maximized for their clients and other advertisers. No agreements have been finalized.

      Potential future plans. We will develop, build or license technologies that will enable us to maximize the interaction between advertiser, merchandiser and members. We may have staff members identify and attempt to attract appropriate retailers interested in reaching our members.

Pursue strategic relationships. We will enter into various licensing, royalty and consulting agreements with content providers, vendors, and organizations, including software and hardware vendors, entertainment companies, content publishers and broadcast media companies. We pursue these relationships for a variety of purposes, including:

o     Maximizing rapid penetration.
o     Adoption of our technologies.
o     Achieving economies of scale and critical mass.
o Aiding the development of compelling content to build consumer demand for music media over the internet.
o Expanding the range of commercial activities based on our technology and brand name.

      Current status. We are in discussions, at various stages, with a number of third-parties that may be able to assist us in our business objectives and in implementing our strategies. However, we have not entered into any agreements yet.

      Potential  future  plans.  We may devote  more  significant  resources  at
      developing   strategic   relationships   to  assist  us  in  our  business
      objectives.

Expand international presence. We intend to capitalize on the global nature of music and the Internet by building an international user base. We intend to create local language versions of, and culture specific music content for, CDbeat.com. We also intend to expand our international presence through localized software in countries with a demand for international music.

      Current status. We have retained a consultant to identify international strategic partners. We are in early stages of discussion with several third-parties but we do not have any agreements at this time.

      Potential future plans. We may set up subsidiaries in foreign countries and partner with local firms or may license our core technology to others for the sale and marketing outside the United States. In the future we will try to develop relationships with music companies to access artists, branded merchandise and archived information.

Products and Services

Merchandising.

We will offer a broad selection of products to a highly-targeted registered user base, with little inventory risk or merchandising expense. We will initially offer music CDs for sales. By the end of the year, we expect to also offer concert tickets, artist merchandise, and general music merchandise. We will extend its product and service offerings to encompass other categories as deemed appropriate.

We intend to open an Internet store in July 1999 that can be accessed through the CDbeat.com software. The store will be designed to be intuitive and easy to use and to enable the ordering process to be completed with a minimum of customer effort. Without the constraints imposed by a physical location, an online store may be the most convenient way for consumers to shop. Our customers will be able to shop at any time from the privacy and comfort of their own home or office. By eliminating the need for customers to travel to a physical location, we believe that we can provide a significant service to many shoppers, including those who spend a long time driving to get to a store. By remaining open for business 24 hours a day, 365 days a year, we service the needs of today's time-constrained customers as well as foreign customers shopping from different time zones.

We believe that our ability to offer a substantially larger selection than traditional retail stores is a significant competitive advantage. To encourage purchases, we will feature various promotions on a rotating basis throughout the store. We will adjust pricing strategies and tactics as necessary to maintain our competitiveness.

A primary feature of our store will be its interactive, searchable catalog of more than 175,000 music CDs. We will provide a selection of search tools to find music based on title or artist. We license most of our catalog and other information from third parties.

We plan to offer customers a variety of other personalized services and features, including special occasion notification and narrowcasted content and commerce, meaning content and commerce directed specifically to customers interests. The special occasion notification will remind the customers by e-mail of any birthdays, anniversaries or other dates of interest so that they may decide to send gifts. We intend to build a complex database, that will offer narrowcasted content, promotions and product displays based on customer preferences, purchasing history, site behavior and seasonal considerations.

We will also offer free e-mail notification services and an information filtering service for our customers concerning things like new album releases and promotions. These services will allow customers to specify an artist, title or subject area and receive notice automatically when new music is published that matches their criteria. Typically, a few weeks prior to the release date of a matching new music CD, our notification service software sends the customer an e-mail message containing pre-release information.

A key consideration behind our personalization programs is the desire to build customer loyalty. In addition, we intend to build software features, mine customer data and develop affinity and other marketing programs designed to encourage repeat purchases and customer loyalty. By encouraging feedback from our shoppers, we plan to improve our customers' shopping experience and the efficiency of our operations. We will offer e-mail, phone and fax options for customer comments, complaints and suggestions.

The direct marketing of content and merchandise requires a cost-effective medium

The internet is this kind of medium. Print catalogs, television and radio are not well suited to this task. The paper, printing, mailing, and other production costs of a print catalog can be significant, as are the television and radio production costs. In addition, these mediums can not be effectively or efficiently utilized to establish direct-to-customer relationships.

The internet is a far less expensive and in many ways, a more effective medium. Utilizing the internet, we can display an almost limitless amount of content and number of merchandise items to a global audience without the high cost of printing, mailing or production. With the internet, we can easily update content and product information as it arrives. By integrating a sophisticated database with the power of the internet, we will be able to create a personalized viewing and shopping experience for our customers. Accordingly, we believe that the internet is in medium that will permit us to market our content and products globally in a cost-effective manner.

      Current status. We are in preliminary stages of evaluating all of the areas mentioned above. We are currently assembling the necessary hardware, software and systems to open our store in June 1999 however we may not be able to.

      Potential future plans. We will look for complementary products and services that would be of interest to our members.

Advertising

CDbeat.com's advertising products will include:

o TV-style full-screen ads, which, according to an industry analysis, are the best way to brand products and services on the Internet.
o A pop-up box, which is a web page that is shown to all registered members when they log-on. It drives high request rates for advertisers on our live communities.
o the WebViewer, which is a web page that provides direct traffic to the advertiser's Web site and allows our registered members to surf within it without having to leave CDbeat.com
o sponsorship of lobbies, channels, pagers and events, which provide advertisers with persistent visibility and branding.
o member portraits, which are pictures of advertisers' logos and icons that our registered members choose to represent themselves online.
o e-mail newsletters, which our members can use to connect directly to the advertiser's Web site.
o banner ads, which are traditional Web advertisements that are approximately 1 inch wide by 5 inches long and have the ability to connect viewers directly to the advertiser's Web site.

We intend to increase its advertising revenues by focusing on a number of key strategies, including:

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

o     expanding its advertising customer base,
o increasing the rates it charges advertisers by continuing to improve its ability to target advertisements to demographically distinct groups,
o     increasing page views,
o     increasing the average size and length of its advertising contracts,
o     increasing the number of its direct sales representatives, and
o continuing to invest in improving advertisement serving and advertisement targeting technology.

Advertising revenue will be derived principally from short-term advertising contracts on a per impression basis or for a fixed fee based on a minimum number of impressions. From each advertisement, viewers can hyperlink directly to the advertiser's own web site, thus providing the advertiser an opportunity to directly interact with an interested customer.

Our advertising rates will generally range from $10.00 to $50.00 per thousand impressions, depending upon location of the advertisement and the extent to which it is targeted for a particular audience. Discounts from standard rates may be provided for higher volume, longer-term advertising contracts.

To enable advertisers to verify the number of impressions received by their advertisements and monitor their advertisements' effectiveness, we will provide its advertisers with third party audit reports showing data on impressions received by their advertisements. We intend to build an in-house sales staff and use consultants to develop and implement our advertising strategies, including identifying strategic accounts and developing presentations and promotional materials.

      Current status. We are in the process of identifying senior sales and marketing people to handle our strategic accounts and advertising. We believe that our initial sales and marketing personnel will join us in June 1999 but we have no commitments yet.

      Potential future plans. We may develop comprehensive sales and marketing literature to offer potential advertisers. In addition, we may establish third-party relationships to sell and market our advertising spots to potential advertisers. We will also consider establishing a direct sales force in New York City.

Technology for CDbeat software

We have developed a technology platform for creating a broad range of music applications on the Internet. Since 1998, we have invested heavily in developing valuable proprietary software and related technologies, incurring over $* of research and development expenses in the aggregate. In particular, we have developed expertise and technology in three major areas: client software and user experience, network infrastructure for real-time applications, and large systems development and scaling.

The key to successfully delivering any mass-consumer real-time experience on the Internet is a strong command of client PC software technology and user experience design. Client PC software is software that is on an individual user's PC and makes it possible for the person using that PC to surf the Internet and communicate with other Internet users. Our proprietary software remedies several difficult problems in this area including the transmission of real-time media such as text and graphics to client PCs, integrating applications with browsers such as Netscape and Microsoft Explorer, and automatically configuring our software once it has been installed on an individual user's PC. We have also built software and developed flexible and powerful technology for automatically updating our software that resides on users' PCs, while taking into account varying software versions and configurations.

Conventional internet companies, which offer users web pages, hosting, bulletin boards and email services, require relatively simple technology such as Web servers, Java and email servers. Real-time communities, however, require highly sophisticated technology including network transport protocols, which are methods for sending rich media such as text and graphics over the Internet to thousands of people at the same time.

In addition, to be effective, live communities must be run over a distributed infrastructure, which is a network of large computers that run the live community applications and are located at various locations across the country and connected by high performance copper or fiber optic cables. A distributed infrastructure has the advantage of higher performance because the computers running the live community applications are located closer to the user.

Large mass-consumer real-time communities also require significant support systems for operating the applications. We have licensed significant software technology and expertise in large support systems for operating commercial live communities. Our software technology is designed to automatically deal with scaling and load balancing, and we are also developing interfaces for commercial software packages, such as databases, billing systems and advertising tracking and rotation systems.

We intend to implement a broad array of state-of-the-art technology that will facilitate software management, complex database search functionality, customer interaction and personalization, transaction processing, order filling and customer service functionality. Our technology will include a combination of our own technology and commercially available, licensed technology. We believe that our software will comprise a suite of applications that will permit customers, customer service employees, management, and administrative personnel to access and manage the database in an effective and efficient manner.

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


To address the critical issues of privacy and security on the internet, we will incorporate, for transmission of confidential personal information between customers and our servers so that all data is transmitted via a fully encrypted session. In the event that a customer's browser does not support this technology, our site will instruct the customer to call our customer service center to provide his credit card information over the phone. Transmission of credit card and other personal information between our software, servers and our fulfillment center will also be encrypted in a similar manner.

We believe that we are creating a significant barrier to potential competitors in the area of live Internet communities. This barrier is comprised of multiple pieces. The broad range of skills and technologies needed to enable live communities is difficult to assemble in a single company. We will aggressively protect our intellectual property and continue to heavily invest in new technology development.

All of our technology has been outsourced by Cadnetics Inc. We engaged them in and they began their research and development for us in December. Cadnetics employs sixteen people that work on our project. Their current contract expires in June and we are considering extending that contract. In the future, we may bring some or all of our technology development in-house. The terms of the agreement included cash payments totaling $282,000 plus stock valued at $378,000. As of April 30, 1999 the balance of payments due to Cadnetics is $80,000. We are in good standing with our contract and we have a good relationship with the company.

      Current status. The software is currently being tested and is schedule for commercial launch in June 1999. We do not have any security protocols embedded into the software yet but they will be enabled before we offer any electronic commerce transactions. Any delay could cause the launch of our software to be postponed. We anticipate that all other basic features and functions discussed above will be operational at that time but they may not be.

      Potential future plans. In the future, we intend to add features and functions to benefit our members. These will include chat rooms, message boards, buddy lists and online games. In addition, we may bring part or all of our research and development efforts in-house.

Strategic Relationships

CDbeat.com has entered into a strategic relationship with Alliance Entertainment for the fulfillment of music CDs purchased from our web site and for licensed music content. CDbeat.com is not obligated to directly pay royalties to artists when it sells music CDs because the royalty payments are covered in payments we make to the suppliers to acquire our merchandise. Because of this, we are not obligated to obtain authorization to sell a particular music CD. In addition, we have entered into a strategic relationship with Cadnetics Inc. for the core development of our CDbeat software. These agreements have enabled us to accomplish some of our corporate objectives in a faster and less expensive manner.

      Current status. We have finalized our relationship with Alliance Entertainment and Cadnetics. We are pursuing additional strategic relationships with media and technology companies in order to increase membership and usage, maximize revenues, build brand recognition, accelerate product development and acquire content. However, we have not entered into any agreements.

      Potential future plans. We will continue to evaluate and attract companies that can add value to our products, services, content, sales, marketing and distribution. In order to expand our content and product offerings we intend over the next 12 months to expand our relationships with suppliers of content and merchandise. We expect that our suppliers will include wholesalers, distributors, manufacturers, online stores, retail stores and content providers. To achieve our goal of offering a wide selection of content, we will also explore all means to acquire and license content.

Marketing and sales

The marketing strategy for CDbeat.com will emphasize two key objectives. The first is to provide consumers with online communities in which they can socialize, create their own experiences, engage in activities and events, and listen to music. The second is to provide online advertisers with opportunities to reach this attractive, targeted audience with innovative advertising products.

We intend to market advertising opportunities on our software to the advertising industry through web advertisements, trade shows, direct mail, advertising in the trade press and general public relations. We intend to begin adding our marketing staff in June 1999.

We will market CDbeat.com to consumers through web advertising and publicity in consumer publications and web sites. The web ads are primarily placed on entertainment and community web sites, which attract a similar psychographic and demographic audience as CDbeat.com. The public relations activity will be focused on consumer publications such as internet magazines, music magazines, news magazines, entertainment magazines, and newspapers. In addition, we attract and retain our members on both the CDbeat.com services by encouraging member-created content, hosting contests and events, and building information-oriented web pages.

Our marketing and sales organization will also be responsible for acquiring and developing original content for us. We will look to establish relationships with music companies, enlisting their content for distribution on the CDbeat.com service. We may decide to create our own content for distribution.

      Current status. We are in the early stages of developing a comprehensive sales and marketing plan. Our sales, marketing and advertising efforts have not begun yet. We have met with several advertising agencies in order to select one to assist us with our marketing and promotion. We expect to retain one by the end of June 1999 but no agreements have been entered into yet.

      Potential future plans. We may hire and train a full-time and part-time staff and consultants to assist us in implementing stategic sales and marketing campaigns and efforts. In order to expand our customer base and establish our brand name, we intend to establish relationships with some of the major companies that people use to enter and navigate the internet, including Yahoo, Excite and Infoseek. In addition, we may engage in offline marketing efforts, including print advertising campaigns and possibly radio and television advertising campaigns. Our marketing budget is subject to a number of factors, including our results of operations and ability to raise additional capital. In the event that we are successful in raising additional capital or our results of operations exceed our expectations, our marketing budget for the next 12-month period will increase significantly.

Customers

We anticipate that our CDbeat.com software will be launched in June 1999. Until we launch, we will have no customers. We do have a number of people using our software for testing purposes.

Operations and Infrastructure

The network for our software is managed by our consultants in Brossard, Quebec. Our services utilize one IBM compatible server and Microsoft database consisting of a decision making program, a member database and a content database. In general, the network topology for CDbeat.com is designed to provide easy scalability and reduce network downtime. We deploy our servers and web site through internet connections provided by Videotron and Symtrex. Our agreements with Videotron and Symtrex are not material as alternative sources exist for these services.

Substantially all of our computer and telecommunications operations are in Brossard, Quebec. We currently do not lease space on another server that would perform our web site or server functions in the event of a system failure. Nor do we have an off-site back-up of our music database. In the event of a catastrophic loss at our Brossard facility resulting in damage to, or destruction of, our computer and telecommunications systems, we would have a material interruption in our business operations.

We anticipate using part of the proceeds of this offering to lease redundant internet connections. We intend to expand our infrastructure as necessary to meet the demand for our products and services. We will enter into an agreement with a major internet service provider to host our site and provide specified hardware and software as well as year round 24 hour systems support. The server and network architecture must be designed to provide high speed, reliable access 24 hours a day, 365 days a year, accommodate several thousand simultaneous visitors, and allow for rapid scaling of hardware and bandwidth to accommodate sudden increases in site traffic.

The Operations department is comprised of people responsible for:
o     web services,
o     network infrastructure,
o     live communities administration, and
o     real-time response.

      Current status. All of our network operations are handled by Cadnetics Inc. They have staff managing the systems eight hours per day, five days a week and people on call twenty-four hours a day, seven days a week. We are currently exploring the benefits of shifting our internet connection services to a larger internet service provider but no agreements have been entered into yet.

      Potential future plans. In the future, we want to upgrade our Operations department by moving it internally so that we can handle customer requests and network issues twenty-four hours a day, seven days a week.

Supply Management and Automated Order Filling Process

We do not carry any inventory and will rely exclusively on third party vendors for distribution and fulfillment. We believe that this distribution strategy allows us to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory.

We will source product from a network of established distributors and publishers. We carry minimal inventory and rely to a large extent on rapid fulfillment from major distributors and wholesalers that carry a broad selection of titles. We intend to purchase a substantial majority of our CD products from Alliance Entertainment, one of the largest fulfillment firms in the industry.

Our own product information database is being designed to maintain an up to the second count of all inventories available for sale. This database is intended to eliminate the problem of back orders, which many catalog companies face, because customers will only be able to view and purchase in stock items. The system is also being designed to allow us to change product pricing quickly, which permits us to run timed promotional sales and facilitate dynamic pricing to address specific market or competitive factors.

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

Customer orders will be transmitted automatically to the order-filling center by a secure, electronic connection, and processed immediately upon receipt. Based on our anticipated arrangements with our suppliers, electronically ordered merchandise is often shipped by the distributor within hours of receipt of an order from us. The suppliers pick, pack and ship customer orders and charges us for merchandise, shipping and handling. In most cases, products are shipped within a day after an order is placed with us.

We will offer the customer a choice of shipping options, including overnight, two-day and standard delivery within the United States. In addition, to capitalize on the global reach of the internet, we intend to provide shipping to over 200 countries. Upon receipt of an order, we expect that our site will send an e-mail to the customer confirming the receipt of the order. Another e-mail will follow when the shipment is made. In addition, our site will offer an order-tracking feature that allows customers to track the status of their order.

If a customer is uncomfortable ordering online or cannot establish a secure connection with our site, he or she will be given the option of completing his or her order by calling our toll free customer service number. We have not set-up this number yet.

      Current status. We have secured a fulfillment service agreement with Alliance Entertainment. This agreement provides us with access to a wide selection of music CD inventory. The electronic commerce systems required to transact business over the internet are currently being evaluated and are not operational yet. We expect that they will be fully operational by June 1999 but they may not be.

      Potential future plans. We will try to identify additional suppliers of products and services that we can offer. We will also establish a toll free phone number and customer support center for people to call in orders and inquire about shipments or problems.

Competition

CDbeat.com software

The market for Internet users and advertisers is new and rapidly evolving. Competition is intense and is expected to increase significantly in the future. In addition, barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create live communities on the Internet include the following:

o     critical mass and functionality;

o     brand recognition; .
o     member affinity and loyalty;
o     broad demographic focus; and
o     open access for visitors.

Other companies creating Web-based live communities on the Internet are Cendant, E-Pub Services (Uproar.com), Lipstream, Microsoft, SegaSoft and Sony. We will also likely face competition in the future from web directories, search engines, shareware archives, online communities, Internet telephony, content sites, commercial online service providers, sites maintained by Internet service providers and other entities that attempt to or establish communities on the internet either by developing their own community or acquiring one of our competitors.

In addition, our future competition could include traditional media companies, a number of which, including CBS, Sony, Universal, Columbia, BMG, Warner Brothers, Disney and NBC, have recently invested in and acquired Internet companies. Our competitors and potential competitors may develop superior communities or communities that achieve greater market acceptance than our community.

We also compete for visitors with many Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as America Online, CNET, CNN/Time Warner, Excite, Infoseek, Lycos, Microsoft, Netscape and Yahoo!.

We also compete with the foregoing companies, as well as traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on our Web site, brand recognition, customer service, the demographics of our members and viewers, our ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium we offer. We believe that the number of Internet companies relying on Web-based advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

Many of our existing and potential competitors, including web directories and search engines and large traditional media companies, have longer operating histories in the web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have.

Our competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. Advertisers may perceive Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by internet service providers as more desirable web sites for placement of advertisements.

In addition, substantially all of our current advertising customers and strategic partners also have established collaborative relationships with certain of our competitors or potential competitors and other high-traffic web sites. Accordingly, we cannot be certain that we will be able to grow our membership base, traffic levels and advertiser customer base at historical levels or retain our current members, traffic levels or advertiser customers. Advertisers may find other Web sites more attractive if web traffic grows at a faster rate on the web sites of competitors and our strategic partners may decline to renew their agreements with us. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition.

CDbeat merchandising

The market for online commerce is extremely competitive, and we believe competition will continue to grow and intensify. Our most visible custom competitors currently include CDnow, Inc., Amazon.com, Inc., barnesandnoble.com inc., Columbia House and BMG Music Service.

We also face significant competition in the growing market to provide digitally downloaded music, specifically for music files in MP3 format. Digitally downloaded music can currently be found on the web sites of existing online music retailers, artists and record labels as well as catalogs of songs provided by Internet portals such as Lycos. Our most visible competitor for digitally downloaded music is GoodNoise Corporation. We expect the competition to provide MP3 files to intensify with further entry by additional record labels, artists and portals, including those with greater resources and music content than CDbeat.com. In February 1999, the five major record labels announced that they have joined with IBM to conduct a market trial of a digital distribution system, providing over 1,000 albums to cable subscribers in the San Diego area. We expect additional market trials and alliances by technology and music industry participants to continue as the music industry attempts to integrate emerging technology into its existing distribution methods.

In addition to competition encountered on the Internet, we face competition from traditional music retail chains and megastores, mass merchandisers, consumer electronics stores, music clubs, and a number of small custom start-up companies. We could also face competition from record companies, multimedia companies and entertainment companies that seek to offer recorded music either directly to the public or through strategic ventures and partnerships. In April

1999, Universal and BMG, which collectively control approximately 45% of the U.S. music market, announced a joint venture to promote and sell their pre-recorded CDs through a series of Internet web sites organized by music categories.

Many of our current and potential competitors in the Internet commerce and music businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than CDbeat.com. For example, should record labels decide to compete with us by offering their own CDs over the Internet or by making their music available for digital downloads, we would be at a significant disadvantage from a music library selection standpoint. We expect that these competitors may be able to respond more quickly to new or emerging technological change, competitive pressures and changes in customer demand. As a result of their advantages, our competitors may be able to limit or curtail our ability to successfully compete in the industry. The competitive pressures that we encounter in the industry could materially adversely affect our business, financial condition and operating results.

Proprietary Rights

Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we will rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite efforts to protect our proprietary rights, unauthorized third parties could copy or otherwise obtain and use our products or technology, or develop similar technology. Other parties may breach confidentiality agreements and other protective contracts we have entered into. As a result we may not become aware of, or have adequate remedies in the event of, such a breach.

We currently have no issued patents in the U.S. We intend to file for patents as necessary upon completion of this offering. We cannot be certain that any pending or future patent applications will be granted, that any existing or future patent will not be challenged, invalidated or circumvented, or that the rights granted under any patent that has issued or may issue will provide competitive advantages to us. Many of our current and potential competitors dedicate substantially greater resources than we do to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, we would need to either obtain a license or design around the patent. We cannot be certain that we would be able to obtain such a license on acceptable terms, if at all, or to design around the patent. We pursue the registration of certain of our trademarks and service marks in the U.S. and in certain other countries, although we have not secured registration of all our marks.

Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or of similar rights of other companies within this market. We cannot be certain that the steps taken by us will prevent misappropriation or infringement of our proprietary information.

Any such infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition. In addition, we are currently involved in litigation and additional litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition. Furthermore, it is possible that our business activities may infringe upon the proprietary rights of others, or that other parties may assert infringement claims against us.

From time to time, we expect to be subject to claims in the ordinary course of our business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by us and the content generated by our members. Although such claims have not resulted in any significant litigation or had a material adverse effect on our business to date, such claims and any resultant litigation, should it occur, might subject us to significant liability for damages. In addition, even if such claims are not meritorious, they could be time consuming and expensive to defend. Finally, as a result of such claims, our proprietary rights could be invalidated. Any of the foregoing could result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

We also rely on certain technology and content that we license from third parties, including software that is integrated with our internally developed software and used in our products and Web site, to perform key functions. Although we are generally indemnified against claims that such third-party technology or content infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights, and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us.

Infringement or invalidity claims arising from the incorporation of third- party technology or content, and claims for indemnification from our customers resulting from such claims, may be asserted or prosecuted against us. As a result of such claims, even if not meritorious, we could incur expenditures of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially and adversely affect our business, financial condition and results of operations.

In addition, the expiration of any of our patents, patent rights, trade secrets, trademarks, service marks, trade names or copyrights could materially and adversely affect our business, financial condition and results of operations.

Regulation of our business

We are not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of laws that currently regulate the Internet were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We face potential liability for claims based on the nature and content of the materials that we distribute over the Internet, including claims for defamation, negligence or copyright, patent or trademark infringement. Claims like these have been brought, and sometimes successfully litigated, against Internet companies. Our general liability insurance may not cover claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Legislation over content distributed over the Internet could damage the growth of the Internet generally and decrease the demand for our products and services. Although two recently enacted federal laws regulating the content distributed over the Internet have either been partially struck down or enjoined, similar laws may be proposed and adopted. Portions of the Communications Decency Act of 1996, which proposed to impose criminal penalties on anyone distributing
"indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court. In addition, a federal judge recently issued a preliminary injunction against the Child Online Protection Act, a law attempting to protect children from pornography over the Internet. While we do not distribute the types of materials that these acts were designed to regulate, the nature of similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations.

Due to the global nature of the Web, it is possible that, the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws even though transmissions by us over the Internet originate primarily in the State of Connecticut. Violations of local laws may be alleged or charged by state or foreign governments, and we may unintentionally violate local laws and local laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

Privacy Policy

We believe that issues relating to privacy and use of personal information relating to internet users are becoming increasingly important as the internet and our commercial use grow. We have adopted a detailed privacy policy to assure and protect our users from the abuse of their information. CDbeat's privacy cornerstone is that we will never sell information that identifies an individual. Users must acknowledge and agree to this policy when registering for the CDbeat player software. We do not sell or rent any personally identifiable information about our users to any third party. We do use information about our users for internal purposes only in order to improve marketing and promotional efforts, to analyze site usage statistically, and to improve content, product offerings and site layout.

Employees

As of May 30, 1999, we employed four full-time employees and sixteen contractors. Sixteen people are in research and development, three in sales and marketing and one in general and administrative. Our employees are not represented by a labor union, and we have never experienced a work stoppage. We believe our relationship with our employees is satisfactory. From time to time, we also employ additional independent contractors to support our engineering, market, sales and support and administrative organizations.

Facilities

We have our corporate headquarters at 444 Bedford Street, Suite 8s in the downtown area of Fairfield County, Connecticut. The telephone number is

203-602-9994. Substantially all of our operating activities are conducted from 400 square feet of office space provided by our president at no charge.

We also have a branch offices in: Tampa, Florida provided by our attorney at no charge and in Woodland Hills, CA provided by our vice president of public relations at no charge. We believe that additional space will be required as our business expands and believe that we can obtain suitable space as needed. We do not own any real estate.

Legal Proceedings

None.


                             SELLING SECURITYHOLDERS

We have agreed to register shares of our current stockholders for resale at the same time we are selling our own shares in this offering and to pay all offering expenses. Our shareholders are selling 479,000 shares. We will not receive any of the proceeds of their sales. The principal of Cadnetics is Rajesh Vadavia, of JAM Capital Corp. is Howard Tanney and the principals of MaxKal Corporation are Warran Spiess and Genei Spiess.

Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at price lower than ours could adversely impact our ability to sell our stock and result in our receiving less proceeds that if there were not such a concurrent offering.

The following table sets forth the name of each selling shareholder and the number of share owned prior to sale. None of the shareholders has ever held any position or office with us.

NAME                                             Number of Shares
--------                                     -----------------------

Elsa and Ernest Granz                              200
Edward Gibbons                                     400
Cadnetics Inc.                                 151,200
Cliff Berger                                    20,000
Timothy D. Frawley and  Mary F. Frawley          1,000
Holli Blechner                                   4,500
Frank Falco and Geralyn Falco                    2,000
David Rousso                                     6,000
Thomas A. Caton                                    800

Dominick Caccippio                                 200
Marsha Korinko and Michael Korinki                 400
Frederick Wagner                                   400
Barbara Wagner                                     400
Bonnie Wagner                                      800
JAM Capital Corp.                                5,000
Herbert Appel and June Appel                     1,000
Mark A. Freeman                                110,000
Marlene Cernese                                    200
Benjamin Cernese and Sharon Cernese              1,000
Kanagasabai Sri Jayaramachandra                    500
Noel Stanley Fernando                              500
Ashley Roger Canagasabey                           500
Anil Goel                                          500
Brad Jones                                         500
Shanti McLelland                                   500
Roger McLelland                                    500
Mark DeFelice                                      500
Brian Kelley                                       500
Robert Enslein Jr.                               1,000
Richard Solomon                                    500
Layla Khoury                                       500
Graciela Heintz                                    500
Steven Hendler                                     500
Elie Khouri                                        500
James Dy                                           500
Hermogenes Brillantes                              500
Lawrence Frankel                                   500
Lauren Cooler                                      500
Jeremy and Karen Blumenfeld                        500
Isabel Arberman                                  1,000
Bella and Mauricio Nemes                         1,000
Joshua and Renee Bialek                          1,000
Alfred and Rachelle Arberman                   150,000
Maxkal Corporation                              10,000
                                           -------------------

TOTAL                                          479,000

                          DESCRIPTION OF CAPITAL STOCK

    All material provisions of our capital stock are summarized in this prospectus. However, the following description isn't complete and is subject to applicable Delaware law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

Common Stock

As of April 30, 1999, there were 4,396,846 shares of common stock outstanding held of record by 47 stockholders, and options to purchase an aggregate of 431,396 shares of common stock were also outstanding.

    You have the voting rights for your shares. You and all other common stockholders have identical rights and preferences. You and they may cast one vote for each share held of record on all matters submitted to a vote. You have no cumulative voting rights in the election of directors.

    You have dividend rights for your shares. You and all other common stockholders are entitled to receive dividends and other distributions when declared by our board of directors out of the assets and funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

    You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other common stockholders will be entitled to share in the distribution of assets remaining after payment or provision for payment of all debts, liabilities and expenses, and any liquidation preference to which preferred stockholders, if any, may then be entitled. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

      You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of common stock, result in a dilution of our percentage ownership that you hold.

Preferred Stock

As of April 30, 1999, there were 311.75 shares of preferred stock class a outstanding held of record by 2 stockholders, and 50,000 shares of preferred stock class c outstanding held of record by 1 stockholder. None of these preferred shares are being converted prior to or at the time of the initial public offering. All preferred stock class b has been converted into common stock and none remain issued.

      Our board of directors can issue preferred stock at any time with any rights and preferences without your approval. Our authorized preferred stock may be issued from time to time in one or more designated series or classes. Our board of directors, without your approval, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could, among other things, adversely affect your voting power. Under some circumstances a third party may find it more difficult to acquire, or be discouraged from acquiring, a majority of our outstanding voting stock because we issue preferred stock.

If we are liquidated or dissolved, preferred stock would be entitled to our assets, to the exclusion of the common stockholders, to the full extent of the preferred stockholders' interest in us.

    We have preferred stock class a. This entitles persons to convert each preferred stock into 1,000 shares of our common stock upon specified conditions related to the public listing of our shares and our receiving at least $5,000,000 of net investment capital.

  The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These preferred stockholders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

    We have preferred stock class c. This entitles the owners to convert each preferred stock into ten shares of our common stock upon specified conditions related to the public listing of our shares, our receiving at least $1,000,000 of net investment capital and specific corporate milestones. Preferred stock, class c shares are converted based on two milestones (i) time - released in equal amounts over 3 years and (ii) released pro-rata as the company records one million CDbeat.com software downloads. As of April 30, 1999 none of the preferred shares, class c have qualified to be converted into common shares.

  The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These preferred stockholders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

    We have warrants and options. There are 431,396 warrants and options which entitles the owners to purchase and equivalent number of shares of our common stock at $2.50 per common share. These warrants expire on December 31, 1999.

  The conversion rate will be adjusted in the event we change our stock structure, for example by a stock split or stock dividend. These warrant and option holders are not entitled to any voting rights, except as may be required by law; preferential dividend rights; or rights to be repurchased by us.

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to the common stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

                         SHARES ELIGIBLE FOR FUTURE SALE

Of the shares outstanding after the offering, the 4,000,000 shares sold in this offering, including the 479,000 shares sold by our stockholders, will have been registered with the SEC under the Securities Act of 1933 and will be eligible for resale without registration under the Securities Act except if they were acquired by our directors, executive officers or other affiliates. In addition, there are 431,396 warrants and options outstanding and preferred shares that are convertible into an additional 311,750 common shares. Our directors, executive officers, and persons or entities that they control will be able to sell shares of stock without violating the limitations of Rule 144 under the Securities Act. The remaining 3,917,846 outstanding shares may only be sold under Rule 144. The shares underlying the warrants and options can only be sold under Rule 144 unless we register those shares.

    Under Rule 144, directors, executive officers, and persons or entities that they control or who control them may sell shares of common stock in any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding a sale. Sales under Rule 144 also must be made without violating the manner-of-sale provisions, notice requirements and the availability of current public information about us.

    Before the offering, no public trading market for our common stock existed. We cannot predict what effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of our common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.

                                   MANAGEMENT

The following table and subsequent discussion sets forth information concerning our directors and executive officers, each of whom will serve in the same capacity with us upon completion of the offering. Each director and executive officer was elected to his position in 1998.


Name                                Age         Title

Joel Arberman                       26    President, CEO, and Director
Bryan Eggers                        50    Vice President of Public Relations
Avi Kerbs                           52    Director

Mr. Arberman has served as president, chief executive officer and a member of our board of directors since May 1998. From January 1997 until May 1998, Mr. Arberman served as an independent corporate finance and business development consultant. From August 1995 until January 1997, Mr. Arberman served as an internet Analyst of Yorkton Securities, Inc., an investment banking firm. From November 1994 until August 1995, Mr. Arberman served as an Equity Analyst at SunAmerica Asset Management Company, an asset management company. From July 1993 until November 1994, Mr. Arberman served as a Junior Analyst at First Investors Management Corporation, an asset management company. Mr. Arberman holds a B.S. degree in Business Administration with a concentration in finance and marketing and a minor in and economics from the State University of New York, at Albany.

Mr. Eggers has served as vice president of public relations since December 1998. From August 1998 until December 1998, Mr. Eggers served as an independent public relations consultant. From May 1996 until August 1998, Mr. Eggers served as the Marketing Communications Manager of Luckman Interactive, an internet software development company. From April 1994 until May 1996, Mr. Eggers served as a Public Relations Specialist for the Dataproducts Division of Hitachi, a computer printer manufacturer. From May 1993 until April 1994, Mr. Eggers served as a consultant for public relations and marketing for Now-Online, Inc., an internet service provider.

Mr. Kerbs has served as a Director since December 1998. For the past five years, Mr. Kerbs has served as the president and chief executive officer of Teuza
Management and Development based in Haifa Israel. Teuza is a venture capital fund invested in the communications, semiconductor equipment and software, healthcare and biotechnology fields. Mr. Kerbs provides the overall direction of PhD's, engineers, accountants and legal consultants, engaged in the identification of high technology investment opportunities and in the completion of due diligence studies to venture capital investments on the part of the Teuza Fund. He serves as a Director of many development stage companies and is the

Chairman of the Board of NESS and Rotlex. He holds a Bachelor of Science degree in Industrial Engineering and Management from the Technion and a master of Science degree in Management from the Technion.

Our directors all hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the fiscal year ended December 31, 1998, by our other executive officers whose salary and bonus for fiscal year 1998 exceeded $100,000.

                           Summary Compensation Table
                          Long-Term Compensation Awards

Name and Principal        Annual Compensation - 1998
Position

                          Salary ($)   Bonus ($)     Number of Shares Underlying
                          ----------   ---------   ----------------------------
                                                         Options (#)
Joel Arberman, president  None             None          None


We have entered into two-year employment agreements with Joel Arberman and Bryan Eggers. Mr. Arberman and Mr. Eggers will be compensated for their services at the rate of $70,000 per year.

Delaware Law on Indemnification

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Following the close of this offering, we will be subject to the State of Delaware's business combination statute. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Delaware law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed, to fullest extent permitted by applicable law, to indemnify all our officers and directors. The SEC believes that this indemnification may not be given for violations of the Securities Act of 1933 that governs the distribution of our securities.

Stock Incentive Plan

Our 1998 stock incentive plan was originally adopted by our board of directors and approved by stockholders on October 15, 1998. The stock incentive plan provides for the grant of stock options for up to a total of 10% of the shares of common stock to employees, officers and directors of, and consultants or advisors to us.

Each of the incentive stock option agreements will provide that the options become exercisable if we achieve a specific stock price during the three-year period commencing on the date of the grant of the options. We are deemed to have achieved our stock price target if, at any time during the three-year period commencing on the day we issue the options:

o  We shall  have  sold  shares  common  stock at a price  50%  higher  than the offering price, subject to adjustment for additional share issuances including stock splits or stock dividends, or more per share, to a person or entity which is unaffiliated with us or any of our stockholders, officers or directors, in a private placement or public offering, or
o Our board of directors determines, in good faith, that the fair market value of a share of our common stock is equal to 50% above the offering price or more, subject to similar adjustment.

                         YEAR 2000 READINESS DISCLOSURE

OUR STATE OF READINESS

We have defined Year 2000 compliance as follows:

Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our products and services offered through the us, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such services as applicable at any time.

Our internal systems include both its information technology systems and non-information technology systems. We have initiated an assessment of its proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.

We  are  evaluating  its  non-information   technology  systems  for  Year  2000
compliance. It has not, to date, discovered any material Year 2000 issues with respect to its non-information technology systems.

We are in the process of contacting its material seller participants whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such seller participants have stated that they are, or expect to be, Year 2000 compliant in a timely manner. Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

We have expensed amounts incurred in connection with Year 2000 compliance since its formation through December 31, 1998. Such amounts have not been material. The additional costs to make any other products or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

We are not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material seller participant to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor, including a vendor participant in our service, or the Internet generally, to be Year 2000 compliant could harm the operation of our services or prevent certain products and services being offered through our services, or have other unforeseen, adverse consequences to the company.

Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliabilty and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

We are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our internet service providers to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the third quarter of 1999.

                           RELATED PARTY TRANSACTIONS

As of April 30, 1999, we borrowed from Mr. Arberman, our president and chief executive officer a total of $85,175 at a 6% interest rate, payable upon demand.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information about our current shareholders assuming the sale of the maximum number of shares of common stock offered and conversion of all issued preferred shares. In addition, Mr. Arberman has placed 500,000 of his 3,900,000 common shares in escrow with the board of directors. The escrow agreement contains the provision that ten common shares shall be cancelled pro-rata as each preferred share class c held by Mr. Eggers is converted. Mr. Arberman directs all voting rights of the preferred shares class c owned by Mr. Eggers.

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                      Beneficial Ownership of common
                      stock
                      Shares Owned      Percentage of Class
                                        Before offering     After offering
Joel Arberman            3,400,000        *%                  *%
Bryan Eggers               500,000        *%                  *%
                          ---------       -----             -------
All directors and        3,900,000        *%                  *%
officers as a group
-
3 persons

                                  THE OFFERING

      We are offering up to a maximum of 3,521,000 Shares at a price of $* per share to be sold by us. Our stockholders are offering 479,000 shares without the use of a professional underwriter. They will not pay commissions on stock sales. We won't receive any of the proceeds of sale of their shares.

      We will probably sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sale so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. We expect to end our offering no later than June 30, 2000 or if we determine, in our sole discretion, to cease selling.

    We won't escrow of any of the proceeds of this offering. Accordingly, we will have use of your funds once we accept your subscription and funds have cleared. Your subscription is non-refundable.

        No public trading market for the common stock exists, and one may never exist. We hope to have our common stock prices listed on the bulletin board maintained by the National Association of Securities Dealers. The development of a public trading market depends upon the existence of willing buyers and sellers which is not within our control or that of any market maker. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time.

    Even with a market maker, the nature of this offering, the possible lack of earnings history and the absence of dividends in the foreseeable future for the business we acquire may impede the development of an active and liquid market for common stock. You should carefully consider the limited liquidity of your investment in the shares.

    Any trading in the our stock will be conducted in the over the counter market in the so-called "pink sheets" or the NASDAQ's over the counter bulletin board. As a consequence, you could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, your stock.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure for trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale.

WHERE YOU CAN FIND MORE INFORMATION?

      We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information with respect to us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and our exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide web at http://www.sec.gov.

    You can also call or write us at any time with any questions you may have. We'd be pleased to speak with you about any aspect of this offering.

                     Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section beginning on page *. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                LEGAL PROCEEDINGS
    We not a party to or aware of any threatened litigation of a material nature.

                                  LEGAL MATTERS
    The validity of the shares offered under this prospectus is being passed upon for us by Williams Law Group, P.A., Tampa FL.



















                              FINANCIAL STATEMENTS

                                CDBEAT. COM, INC.
                        (A Development Stage Enterprise)


TABLE OF CONTENTS

--------------------------------------------------------------------------------

Independent Auditors' Report                                                F-2

Balance Sheet as of December 31, 1998                                       F-3

Statement of Operations for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-4

Statement of Stockholders' Equity for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-5

Statement of Cash Flows for the period May 8, 1998
    (date of incorporation) to December 31, 1998                            F-6

Notes to the Financial Statements                                           F-7



--------------------------------------------------------------------------------














                                       F-1

                 [Letterhead of Beard Nertney Kingery Crouse & Hohl, P.A.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of CDbeat.com, Inc.:

We have audited the accompanying balance sheet of CDbeat.com, Inc. (the "Company"), a development stage enterprise, as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period May 8, 1998 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the period May 8, 1998 (date of incorporation) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has generated a net loss of $124,074 for the period May 8, 1998 (date of incorporation) to December 31, 1998, and is anticipating a net loss for the fiscal year ended December 31, 1999. In addition, the Company will require a significant amount of capital to commence its planned principal operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Beard Nertney Kingery Crouse & Hohl, P.A.

February 16, 1999
Tampa, FL
                                          F-2

                               CDBEAT.COM, INC.
                       (A Development Stage Enterprise)

                    BALANCE SHEET AS OF DECEMBER 31, 1998

-------------------------------------------------------------------------------

ASSETS

Cash and cash equivalents                                              309,203
                                                                   $
Employee advance                                                         4,984
Prepaid product development costs                                      420,000
Computer equipment (net of
  accumulated depreciation of $26)                                       1,557
                                                                   ------------
TOTAL                                                              $   735,744
                                                                   ============


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Accrued expenses                                                   $    32,511
Due to stockholder                                                         279
                                                                   ------------
   Total liabilities                                                    32,790
                                                                   ------------

STOCKHOLDERS' EQUITY:
Convertible preferred stock - $.001 par value, 10,000,000 shares authorized:
   Class A preferred stock - 27.847 shares issued and
       outstanding, liquidation value $0                                     0
   Class B preferred stock - 100 shares issued and
       outstanding, liquidation value $0                                     0
   Class C preferred stock - 100,000 shares issued and
       outstanding, liquidation value $100                                 100
   value $100
Common stock - $.001 par value 20,000,000 shares
  authorized; 4,313,600 shares issued and outstanding                    4,314
Additional paid-in capital                                             822,614
Deficit accumulated during the development stage                     (124,074)
                                                                   ------------
   Total stockholders' equity                                          702,954
                                                                   ------------
TOTAL                                                              $   735,744
                                                                   ============

-------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.
                                     F-3

                              CDBEAT.COM, INC.
                      (A Development Stage Enterprise)

                           STATEMENT OF OPERATIONS
             for the period May 8, 1998 (date of incorporation)
                            to December 31, 1998

------------------------------------------------------------------------------


EXPENSES:
Professional fees                                                $     87,775
Payroll and related taxes                                              28,933
Office and administration                                               2,461
Marketing and travel                                                    5,618
Depreciation                                                               26
                                                                 -------------

   Total expenses                                                     124,813

OTHER INCOME-
   Interest                                                             (739)
                                                                 -------------

NET LOSS                                                          $   124,074
                                                                 =============

NET LOSS PER SHARE:

Basic                                                            $       0.03
                                                                 =============
Weighted average number of shares - basic                           4,114,825
                                                                 =============

Diluted                                                          $       0.03
                                                                 =============
Weighted average number of shares - diluted                         4,128,982
                                                                 =============


------------------------------------------------------------------------------






SEE NOTES TO FINANCIAL STATEMENTS.

                                    CDBEAT.COM, INC.
                            (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                   for the period May 8, 1998 (date of incorporation)
                                  to December 31, 1998

                                                                                           Deficit
                                                                                          Accumulated
                                                                              Additional  During the
                                    Convertible Preferred  CommonkStock        Paid-      Development
                                     Shares    Par Value   Shares   Par Value in Capital    Stage       Total
                                     ------    --------  ---------- --------- ----------  -----------  ---------
Balances, May 8, 1998
  (date of incorporation)                0    $   0         0         $  0    $     0      $   0         $    0

Proceeds from issuance of
  common stock                                          4,217,600     4,218   443,782                    448,000

Issuance of stock in exchange
for product development costs:
      Class B Preferred                 100       0                           138,000                    138,000
      Common                                               96,000        96   239,904                    240,000


Issuance of preferred stock
in exchange for capital
raising services:
  Class A                                28      0                                 28                         28

Issuance of preferred stock
as part of employment
agreement and in exchange for
expenses:
  Class C                           100,000   100                                 900                      1,000

Net loss for the period, May
  8, 1998 ( date of incorporation)
  to December 31, 1998                                                                       (124,074)  (124,074)
                                   -------  --------   ----------   -------  ---------       ---------  --------

Balances, December 31,             100,128  $   100    4,313,600    $ 4,314  $ 822,614       $(124,074) $702,954
                                   =======  ========   ==========   =======  =========       =========  ========


SEE NOTES TO FINANCIAL STATEMENTS.                    F-5

                              CDBEAT.COM, INC.
                      (A Development Stage Enterprise)

                           STATEMENT OF CASH FLOWS
             for the period May 8, 1998 (date of incorporation)
                            to December 31, 1998

------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                        $ (124,074)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
        Issuance of preferred stock
          for professional services                                     1,028
        Depreciation                                                       26
     Change in assets and liabilities, net:
        Increase in accrued expenses                                   32,511
        Increase in employee advance                                  (4,984)
        Increase in prepaid product development costs                (42,000)
        Increase in due to stockholder                                   279
                                                                  ------------
NET CASH USED IN OPERATING ACTIVITIES                                (137,214)
                                                                  ------------

CASH FLOWS USED IN INVESTING ACTIVITIES-
   Purchase of equipment                                              (1,583)
                                                                  ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES-
   Proceeds from the issuance of common stock                         448,000
                                                                  ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             309,203

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     $        0
                                                                  -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                           $  309,203
                                                                  ============

   Interest paid                                                     $      0
                                                                  ============

   Taxes paid                                                        $      0
                                                                  ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:

   Common stock issued for prepaid product development costs      $ (240,000)
   Preferred stock issued for prepaid product development costs     (138,000)
                                                                  ------------
                                                                  $ (378,000)
                                                                  ============

SEE NOTES TO FINANCIAL STATEMENTS.
                                      F-6

                                CDBEAT.COM, INC.
                        (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

CDbeat.com, Inc. F/K/A SMD Group, Inc. (the "Company") was incorporated under the laws of the state of Delaware on May 8, 1998. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to provide branded, interactive information and programming as well as merchandise to music enthusiasts worldwide. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not been established.


The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company generated a net loss of $124,074 for the period May 8, 1998 (date of incorporation) to December 31, 1998, and is anticipating a net loss for the fiscal year ending December 31, 1999. In addition, the Company will require a significant amount of capital to commence its planned principal operations. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its anticipated losses and planned principal operations. The Company's plans include a public offering of its common stock (see Note I) and the issuance of debt, however there is no assurance that we will be successful in these efforts. In the event the Company receives minimal or no proceeds from the public offering, the Company will seek alternative funding sources and may adjust its focus and expenditures required for implementing its planned operations. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
                                       F-7

NOTE C - CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains all of its cash and cash equivalents at one FDIC insured institution, which has a maximum insurance limit of $100,000.

Accordingly, as of December 31, 1998, approximately $209,000 of cash and cash equivalents were not covered by FDIC insurance.


NOTE D - PREPAID PRODUCT DEVELOPMENT COSTS

On December 31, 1998, the Company engaged a software development firm (the "Developer") to develop a software application for the Company's planned interactive Web site (the "Application"). Pursuant to terms of the agreement, the Developer received total consideration of $420,000 through December 31, 1998; such consideration consisted of (1) cash of $42,000; (2) 96,000 shares of the Company's common stock having a market value of $240,000; and (3) 100 shares of the Company's convertible Class B preferred stock having a market value of $138,000 (these shares were converted into 55,200 of the Company's common shares in January 1999).

In January 1999, the scope of the engagement was amended whereby additional services will be provided by the Developer for $240,000. These costs, along with the $420,000 of prepaid product development costs in the accompanying balance sheet, will be expensed as the services are provided. No amounts were expensed during 1998.

NOTE E - INCOME TAXES

During the period May 8, 1998 (date of incorporation) to December 31, 1998, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations. The significant components of the deferred tax asset as of December 31, 1998, assuming an effective income tax rate of 34%, are approximately as follows:

      Deferred Income Tax Asset:
           Net operating loss carryforwards         $    42,200
                                                  -------------
           Deferred income tax asset                     42,200
           Less valuation allowance                    ( 42,200)
                                                  -------------
      Total deferred income tax asset - net         $        0
                                                  =============

The Company established a valuation allowance to fully reserve the deferred income tax asset as of December 31, 1998 as the realization of the asset did not meet the required asset recognition standard established by Financial Accounting Standards Statement No. 109 "Accounting for Income Taxes."

At December 31, 1998, the Company had net operating loss carryforwards of approximately $124,000 for income tax purposes. These carryforwards will be available to offset future taxable income through the year 2018.

NOTE F - PREFERRED AND COMMON STOCK

Convertible Preferred Stock

In addition to the preferred shares discussed at Note D, the Company has issued preferred shares as follows:

      a. 27.847 shares of Class A, which were issued to certain consultants as consideration for capital raised through the Company's private placements. In January 1999, all of these shares were converted into 27,847 shares of common stock. Because of the nature of the services provided by the consultants, the fair market value of the shares of $69,618 has been recorded as a reduction of additional paid-in capital.

b. 100,000 shares of Class C, which were issued to two individuals in connection with the purchase of certain intangibles, and which may under certain conditions be converted to 1,000,000 shares of the Company's common stock. The employees have agreed to place the preferred shares into a voting trust that is administered by the
         Company's president.   Pursuant to terms of the voting trust
         agreements, one thirty-sixth of the preferred shares are to be released each month, subject to the limitation that for every share released, the Company on a cumulative basis must have met certain software download goals. As such, it is possible that some or all of these shares will not be converted into common shares, and accordingly, the Company has not recorded compensation expense during the period May 8, 1998 (date of incorporation) to December 31, 1998. Rather, the Company will record compensation expense equal to the fair market value of the
         common shares on the date any such shares are earned.   The agreements,
         which are irrevocable, have an initial term of three years and may be renewed indefinitely.

Each of the above classes consists of the following rights and preferences: (1) no stated dividends, (2) non-voting, (3) no preferential dividends, (4) no redemption rights, (5) liquidation preference equal to its par value and assuming the required conditions are met, convertible into common shares at any time prior to December 31, 2010. The conversion rates described above are subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares.

Common Stock

In addition to the common shares discussed in Note D above, the Company has issued common shares as follows:

a. Upon its incorporation, 4,025,000 shares for cash of $25,000 (3,900,000 of these shares were issued to the Company's president).

b. Pursuant to a private placement of securities effected between August and September 1998, 39,000 shares were sold to twenty-five investors at a price of $1.00 per share.


c. Pursuant to a private placement of securities effected between October 1998 and December 1998, 153,600 shares were sold to nineteen investors at a price of $2.50 per share.

In connection with the issuance of Class C preferred stock, the Company's president has placed 1,000,000 of his common shares in escrow with the Company under an irrevocable trust agreement. Ten of these shares will be canceled upon conversion of each of the currently issued and outstanding Class C preferred shares to common stock. Shares not canceled under this trust agreement by October 14, 2001 will be released to the Company's president (unless the term of the agreement is extended).

Warrants

As of December 31, 1998, the Company had issued warrants entitling certain consultants to purchase 17,847 shares of common stock for a price of $2.50 per share (which, based on recent sales, the Board of Directors believes is the fair market value of the stock).

NOTE G - STOCK OPTION PLAN

The Company's 1998 Stock Option (the "Plan") was adopted by the Board of Directors and approved by the Company's stockholders on October 15, 1998. The Plan provides that a maximum of 1,000,000 shares of common stock shall be initially available for issuance, and allows the Board of Directors to make additional one-time grants of up to 1,000,000 shares for newly hired personnel. As of December 31, 1998, no such options had been granted.

NOTE H - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the conversion of Class A and B convertible preferred stock, are included in diluted net income per share to the extent such shares are dilutive.

Warrants and Class C preferred stock have been excluded from the loss per share calculations because they currently are not dilutive. The following table sets forth the computation of basic and diluted net loss per share:

Numerator
     Net loss available to common stockholders      $
                                                     124,074
                                                   ==========

Denominator
     Weighted average shares                       4,114,825
                                                   ----------
     Denominator for basic calculation             4,114,825

     Weighted average effect of dilutive securities:
       Class A Preferred Stock                        12,800
       Class B Preferred Stock                         1,357
                                                   ==========
     Denominator for diluted calculation           4,128,982
                                                   ==========

Net loss per share:
     Basic                                           $  0.03
                                                   ==========
     Diluted                                         $  0.03
                                                   ==========

NOTE I - PROPOSED COMMON STOCK OFFERING

On January 15, 1999, the Company filed a registration statement with the Securities and Exchange Commission for the sale of up to 4,000,000 shares of its common stock, including 479,000 of which are being offered by existing shareholders, for $2.50 per share. The offering is on a best efforts, no minimum basis. As such, there will be no escrow of any of the proceeds of the offering and the Company will have the immediate use of such funds to finance its planned operations.

NOTE J - COMMITMENTS

Effective December 1, 1998, the Company executed two year employment agreements with its President, its Vice President of Technology and its Vice President of Publicity which require aggregate annual compensation of $215,000 per annum, plus certain bonuses and fringe benefits (as defined in the employment agreements). The employment agreements contain clauses which allow the Company to terminate the officers' employment for various reasons. If the Company elects to exercise such rights without reasonable cause (as defined in the employment agreements), the respective officer(s) will be entitled to their salary and benefits for a period equal to the lesser of (1) twelve months or (2) the remaining term of the employment agreement.

NOTE K - RELATED PARTY TRANSACTIONS

During the period May 8, 1998 (date of incorporation) to December 1, 1998, the Company's president provided start-up services and a portion of his home for office space for no consideration. The value of such services and office space provided are not considered material and as such no expenses have been recorded.

NOTE L - SUBSEQUENT EVENTS

The following significant events have occurred subsequent to December 31, 1999:

      a. On January 12, 1999, the Company engaged a financial consulting firm (the "Firm") to provide various consulting services for a fee of $75,000. The Firm is also entitled to receive as additional consideration 303 Class A Convertible Preferred Shares convertible into 303,000 shares of common stock at a fair market value of $757,500 and a warrant entitling them to purchase 303,000 shares of the Company's common stock at a price of $2.50 per share. Certain milestones must be met before conversion or exercise.

      b. The Company's president and majority stockholder has advanced $26,500 to the Company; such advances bear interest at 6%, are unsecured and due on demand.

      c. In January 1999, warrants were granted to various employees and individuals to purchase 110,500 shares of the Company's common stock at a price of $2.50 per share. None of the warrants have been exercised.


 ------------------------------------------------------------------------------

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22. Indemnification of directors and officers.

The  information   required  by  this  Item  is  incorporated  by  reference  to
"indemnification" in the prospectus herein.

Item 23. Other Expenses of Issuance and Distribution.
SEC Registration Fee            $2,780
Blue Sky Fees and Expenses      10,000
Legal Fees and Expenses          5,000
Printing and Engraving Expenses 20,000
Accountants' Fees and Expenses   6,000
Miscellaneous                    5,000
   Total                       $48,780

The foregoing expenses, except for the SEC fees, are estimated.

Item 24. Recent Sales of Unregistered Securities.

  The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

On May 8, 1998, we issued 3,900,000 shares of common stock to Joel Arberman, president and CEO of the Registrant for a nominal amount of services provided to us. The foregoing purchase and sale were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

On May 10, 1998, we issued 125,000 shares of common stock to Alfred and Rachelle Arberman, for an aggregate consideration of $25,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between August 1998 and September 1998, we sold 39,000 common stock to 25 investors, each of whom subscribed to purchase the shares, at a price of $1.00 per share, for aggregate consideration of $39,000. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between October 1998 and December 1998, we sold 153,800 common shares to 19 investors, each of whom subscribed to purchase the shares, at a price of $2.50 per share, for aggregate consideration of $384,500. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On October 15, 1998, we bought from Mr. Eggers and Mr. Payne, the current vice president of public relations and former vice president of technology, all right, title and interest to all intellectual property they owned relating to specific software, technology and ideas relating to internet-based and computer-based music. In exchange for the sale, we issued to each of Mr. Eggers and Mr. Payne 50,000 preferred shares class c for a consideration of approximately $.001 per share of preferred stock class c, or an aggregate of $1,000. The preferred shares class c are convertible into 1,000,000 shares of common stock following the achievement of specified milestones. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4 (2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued to Cadnetics Inc., a software development firm for the Registrant, 96,000 shares of common stock for consideration of $240,000 of services, plus 100 shares of preferred stock class b for consideration of $138,000 of services. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued 27.847 shares of preferred stock class a, which are convertible into 27,847 shares of common stock, to consultants, for consideration of approximately $1.00 per share of preferred stock class a, or an aggregate of $27.85. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On December 31, 1998, we issued a warrant to consultants, for nominal services provided to us, for a total of 17,847 shares of common stock. The warrants granted are exercisable at a price of $2.50 per share. The warrants were issued for general corporate advice including on corporate presentations and business plan reviews and guidance.

Between January 1, 1999 and January 9, 1999, we issued 79,030 warrants to purchase common shares a price of $2.50 per share, to various individuals for nominal amount of services provided to us. The warrants were issued for general corporate advice and guidance on corporate strategies and plans. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
Section 4(2) on the basis that the transactions did not involve a public offering.

On January 11, 1999, we issued to consultants for the Registrant, 27,847 shares of common stock for the conversion of 27.847 shares of preferred stock class a.

On January 12, 1999, we issued to L&R Holdings Inc., a consulting firm for the Registrant, 303 preferred stock class a, which are convertible into 303,000 shares of common stock, for consideration of approximately $1,000 per share, or an aggregate of $303,000. In addition, for nominal services provided to us, we issued 303,000 warrants to purchase common shares a price of $2.50 per share to L&R Holdings, Inc. The warrants were issued for strategic consulting advice and services relating to positioning, guidance and introductions to music and entertainment individuals and companies. Some assistance relating to the re-writing of business plan was also provided. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On January 12, 1999, we issued to a consultant for the Registrant, 8.75 preferred stock class a, which are convertible into 8,750 shares of common stock, for consideration of approximately $1000 per share of preferred stock class a, or an aggregate of $8,750. In addition, for nominal services provided to us, we issued 31,500 warrants to purchase common shares a price of $2.50 for introductions to potential strategic partners. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.

On January 12, 1999, we issued to Cadnetics Inc., a software development firm for the Registrant, 55,200 shares of common stock for the conversion of 100 shares of preferred stock class B. There are no other class b preferred shares that have been issued.

All investors had access to all officers, managers, directors and corporate records of the company. The purchasers marked with an "*" are either accredited, sophisticated or offshore:

Elsa and Ernest Granz Edward Gibbons *Cadnetics Inc. *Cliff Berger Timothy D. Frawley and Mary F. Frawley *Holli Blechner Frank Falco and Geralyn Falco *David Rousso *Thomas A. Caton Dominick Caccippio Marsha Korinko and Michael Korinki Frederick Wagner Barbara Wagner Bonnie Wagner *JAM Capital Corp. Herbert Appel and June Appel *Mark A. Freeman Marlene Cernese Benjamin Cernese and Sharon Cernese *Kanagasabai Sri Jayaramachandra *Noel Stanley Fernando *Ashley Roger Canagasabey *Anil Goel *Brad Jones *Shanti McLelland *Roger McLelland *Mark DeFelice *Brian Kelley *Robert Enslein Jr. *Richard Solomon Layla Khoury Graciela Heintz Steven Hendler *Elie Khouri *James Dy *Hermogenes Brillantes *Lawrence Frankel Lauren Cooler *Jeremy and Karen Blumenfeld *Isabel Arberman *Bella and Mauricio Nemes *Joshua and Renee Bialek *Alfred and Rachelle Arberman *Maxkal Corporation

Item 25. Exhibits.

The exhibits marked with an "*" have already been filed. The remaining exhibits are filed with this Registration Statement:

Number          Exhibit Name
*3.1 Articles of Incorporation
*3.2 By-Laws
*4.1 Rights and Preferences of preferred stock
*5.0    Opinion Regarding Legality
*10.1 Form of Employment Agreement with Joel Arberman, Bryan Eggers and
      Larry Payne.
*10.2 Stock Option Plan*
10.3 Alliance Entertainment Agreement
10.4 Voting Trust Agreement for Bryan Eggers.
10.5 Voting Trust Agreement for Joel Arberman
10.6 L&R Holdings Consulting Agreement
23.1 Consent of Expert
*24.1 Consent of Counsel

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

Item 26. Undertakings.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

   To include any prospectus required by section I 0(a)(3) of the Securities
       Act of 1933;

   To reflect in the prospectus any facts or events arising after the effective date of the  Registration  Statement  (or the most recent  post-effective
       amendment)  which,   individually  or  in  the  aggregate,   represent  a
       fundamental change in the information in the registration statement;

   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Florida law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Stamford, State of Connecticut, on May 3, 1999.

CDbeat.com, Inc.


/s/ Joel Arberman
President, Treasurer, and Director

/s/ Joel Arberman
Cheif accounting officer

/s/  Avi Kerbs
Director

            As filed with the SEC on May 3, 1999 SEC Registration No. 333-70663




                      SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C. 20549







                                   EXHIBITS

                                      TO

                                 AMENDMENT NO. 3
                             REGISTRATION STATEMENT

                                 ON FORM SB-2

                                     UNDER

                          THE SECURITIES ACT OF 1933








                               CDbeat.com, Inc.






(Consecutively numbered pages     through        of this Registration Statement)

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                                INDEX TO EXHIBITS

--------------------------------------------------------------------------------

  EXHIBIT NO.       SEC REFERENCE    TITLE OF DOCUMENT              LOCATION
                        NUMBER
--------------------------------------------------------------------------------

       1                 3.1         Articles of Incorporation  Previously Filed
--------------------------------------------------------------------------------

       2                 3.2         Bylaws                     Previously Filed
--------------------------------------------------------------------------------
                            Rights and Preferences of
       3                 4.1         Preferred Stock                Previously
                                                                    Filed
--------------------------------------------------------------------------------

       4                  5          Consent of WILLIAMS LAW    Previously Filed
                                     GROUP, P.A.
--------------------------------------------------------------------------------
                                     Form of Employment Agreements
       5                10.1                                    Previously Filed
--------------------------------------------------------------------------------
                                                                Previously Filed
       6                10.2         Stock Option Plan
--------------------------------------------------------------------------------

       7                 23          Consent of Beard, Nertney,     This Filing
                                     Kingery, Crouse & Hohl, P.A.   Page
--------------------------------------------------------------------------------

       8                 24          Consent of WILLIAMS LAW    Previously Filed
                                     GROUP, P.A., (See Exhibit 2)
--------------------------------------------------------------------------------
       9
                        10.3         Alliance Entertainment         This Filing
                                     Database license and consumer  Page _____
                                     direct fulfillment services
                                     agreement
--------------------------------------------------------------------------------
      10                                                            This Filing
                        10.4         Voting Trust Agreement -       Page _____
                                     Eggers
--------------------------------------------------------------------------------
      11                10.5                                        This Filing
                                     Voting Trust Agreement -       Page _____
                                     Arberman
--------------------------------------------------------------------------------
      12                                                            This Filing
                        10.6         L&R Holdings Consulting        Page _____
                                     Agreement
--------------------------------------------------------------------------------

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